As filed with the Securities and Exchange Commission on September 25, 1996
                                                REGISTRATION NO. 333-



                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549



                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933



                          GOLDEN STAR RESOURCES LTD.
            (Exact name of registrant as specified in its charter)


            CANADA                               98-0101955
(State or other jurisdiction of               (I.R.S. Employer
incorporation or organization)             Identification Number)

                              ONE NORWEST CENTER
                        1700 LINCOLN STREET, SUITE 1950
                            DENVER, COLORADO 80203
                                (303) 830-9000
  (Address, including zip code, and telephone number, including area code, of registrant's principal
                              executive offices)




                               DAVID A. FENNELL
                          GOLDEN STAR RESOURCES LTD.
                              ONE NORWEST CENTER
                        1700 LINCOLN STREET, SUITE 1950
                            DENVER, COLORADO 80203
                                (303) 830-9000
(Name, address, including zip code, and telephone number, including area code, of agent for service)




                                  COPIES TO:

           Leonard V. Quigley                           LOUIS O. PELOQUIN
            Edwin S. Maynard                       GOLDEN STAR RESOURCES LTD.
Paul, Weiss, Rifkind, Wharton & Garrison               ONE NORWEST CENTER
       1285 Avenue of the Americas             1700 LINCOLN STREET, SUITE 1950
     New York, New York  10019-6064                  DENVER, COLORADO  80203
             (212) 373-3000                              (303) 830-9000

              BERNARD G. POZNANSKI                      PAUL HILTON
             KOFFMAN BIRNIE & KALEF                RONALD R. LEVINE, II
              885 W. GEORGIA STREET             DAVIS, GRAHAM & STUBBS LLP
       VANCOUVER, BRITISH COLUMBIA V6C 3H4        370 SEVENTEENTH STREET
                 (604) 891-3688                   DENVER, COLORADO 80202
                                                      (303) 892-9400

       KENNETH G. OTTENBREIT
          MARK E. BURTON
         STIKEMAN, ELLIOTT
        COMMERCE COURT WEST
      53RD FLOOR, P.O. BOX 85
     TORONTO, ONTARIO M5L 1B9
           (416) 869-5500



 APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement, as determined by the Registrant.
 If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following
box.[   ]
 If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[ x ]
 If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering.[   ]
 If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering. [   ]
 If  delivery  of  the  prospectus is expected to be made pursuant to Rule 434,
check the following box. [   ]

                          CALCULATION OF REGISTRATION FEE

         TITLE OF EACH CLASS                 AMOUNT TO            PROPOSED MAXIMUM          PROPOSED MAXIMUM          AMOUNT OF
   OF SECURITIES TO BE REGISTERED        BE REGISTERED(1)          OFFERING PRICE               AGGREGATE           REGISTRATION
                                                                     PER UNIT(2)           OFFERING PRICE (3)          FEE(3)


Common Shares(4)
Preferred Shares(5)
Convertible Debt Securities(6)
Warrants(7)
        Total                            $75,000,000                 100%                       $75,000,000             $25,863


(1) In U.S. dollars or the equivalent thereof in one or more foreign currencies or currency units or composite currencies, including the European Currency Unit.
(2) The proposed maximum initial offering price per unit will be determined, from time to time, by the Registrant.
(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o). In no event will the aggregate initial offering price of all securities issued from time to time pursuant to this Registration Statement exceed $75,000,000.
(4) Subject to Footnote (3), there are being registered hereunder an indeterminate number of shares of Common Shares as may be sold from time to time by the Registrant. There are also being registered hereunder an indeterminate number of shares of Common Shares as may be issued upon conversion of the Convertible Debt Securities or Preferred Shares or upon exercise of the Warrants.
(5) Subject to Footnote (3), there are being registered hereunder an indeterminate number of shares of Preferred Shares as may be sold from time to time by the Registrant or as may be issued upon exercise of the Warrants.
(6) Subject to Footnote (3), there are being registered hereunder an indeterminate principal amount of Convertible Debt Securities as may be sold from time to time by the Registrant or as may be issued upon exercise of the Warrants. If any such Convertible Debt Securities are issued at an original issue discount, then the offering price shall be in such greater principal amount as shall result in an aggregate initial offering price of up to $75,000,000.
(7) Subject to Footnote (3), there are being registered hereunder an indeterminate number of Warrants as may be sold from time to time by the Registrant.


 THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

          Subject to Completion, Dated September 25, 1996


                    GOLDEN STAR RESOURCES LTD.

                           COMMON SHARES
                         PREFERRED SHARES
                    CONVERTIBLE DEBT SECURITIES
                             WARRANTS



   Golden Star Resources Ltd. (the "Company" or "Golden Star") may offer from time to time (i) common shares without par value (the "Common Shares"), (ii) first preferred shares (the "Preferred Shares") in one or more series, (iii) convertible debt securities (the "Convertible Debt Securities"), consisting of debentures, notes and/or other evidences of indebtedness representing unsecured obligations of the Company convertible into Common Shares and (iv) warrants (the "Warrants") to purchase Common Shares, Preferred Shares or Convertible Debt Securities. The foregoing securities are collectively referred to as the "Securities." Any Securities may be offered with other Securities or separately. Securities may be sold for U.S. dollars, foreign currency or currency units, including the European Currency Unit; amounts payable with respect to any Convertible Debt Securities may likewise be payable in U.S. dollars, foreign currency or currency units, including the European Currency Unit, in each case, as the Company specifically designates. The amounts payable by the Company in respect of Convertible Debt Securities may be calculated by reference to the value, rate or price of one or more specified commodities, currencies or indices as set forth in an accompanying Prospectus Supplement. The Securities will be offered at an aggregate initial offering price not to exceed U.S. $75,000,000 or the equivalent (based on the applicable exchange rate at the time of sale) if Convertible Debt Securities of the Company are issued in principal amounts denominated in one or more foreign currencies or currency units as shall be designated by the Company.

   SEE "RISK FACTORS" COMMENCING ON PAGE 9 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE SECURITIES.

   This Prospectus will be supplemented by one or more accompanying Prospectus Supplements, which will set forth with regard to the particular Securities in respect of which this Prospectus is being delivered (i) in the case of Common Shares, the number of Common Shares and the terms of the offering thereof,
(ii) in the case of Preferred Shares, the designation, aggregate principal amount and stated value and liquidation preference per share, initial public offering price, dividend rate (or method of calculation), dates on which dividends shall be payable, any redemption or sinking fund provisions, any conversion or exchange rights, whether the Company has elected to offer the Preferred Shares as depositary shares, any listing of such Preferred Shares on a securities exchange, and any other terms in connection with the offering and sale of such Preferred Shares, (iii) in the case of Convertible Debt Securities, title, aggregate principal amount, currency of denomination, maturity, interest rate, if any (which may be fixed or variable), or method of calculation thereof, time of payment of any interest, any terms for redemption at the option of the Company or the holder, any terms for sinking fund payments, any index or other method used to determine the amounts payable, the ranking of such Convertible Debt Securities (whether senior, senior subordinated or subordinated), any conversion rights, at the option of the Company or the holder, any listing on a securities exchange, the initial public offering price and any other terms in connection with the offering and sale of such Convertible Debt Securities, and (iv) in the case of Warrants, the number and terms thereof, the number of shares of Common Shares or Preferred Shares or amount of Convertible Debt Securities issuable upon their exercise, the exercise price, the periods during which the Warrants are exercisable, any listing of such Warrants on a securities exchange and any other terms in connection with the offering, sale and exercise of such Warrants. The
Prospectus Supplement will also contain information, as applicable, about certain United States and Canadian Federal income tax considerations relating to the Securities in respect of which this Prospectus is being delivered.

     The Company's Common Shares are traded on the American Stock Exchange under the symbol "GSR" and The Toronto Stock Exchange under the symbol "GSC." Each Prospectus Supplement will indicate if the Securities offered thereby will be listed on any securities exchange.

     The Company may sell Securities to or through one or more underwriters, and may also sell Securities directly to other purchasers or through agents. See "Plan of Distribution." Each Prospectus Supplement will set forth the names of any underwriters, dealers or agents involved in the sale of the Securities in respect of which this Prospectus is being delivered, the principal amount, if any, to be purchased by any such Underwriters, and any applicable fee, commission or discount arrangements with them.



            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
            BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
               SECURITIES COMMISSION NOR HAS THE SECURITIES AND
                  EXCHANGE COMMISSION OR ANY STATE SECURITIES
                      COMMISSION PASSED UPON THE ACCURACY
                      OR ADEQUACY OF THIS PROSPECTUS. ANY
                        REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.



     This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement.

       The date of this Prospectus is               , 1996.

     No dealer, salesman, or other person has been authorized to give any information or to make any representations other than those contained in or incorporated by reference in this Prospectus or in the Prospectus Supplement and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any underwriter, agent or dealer. Neither the delivery of this Prospectus or the accompanying Prospectus Supplement nor any sale made hereunder shall create, under any circumstances, an implication that there has been no change in the facts set forth in this Prospectus or the accompanying Prospectus Supplement, or in the affairs of the Company since such date. Neither this Prospectus nor the accompanying Prospectus Supplement constitutes an offer to sell or a solicitation of an offer to buy any securities other than the securities offered hereby, nor do they constitute an offer to sell or solicitation of an offer to buy any of the securities offered hereby in any jurisdiction in which such offer or sale is unlawful or not authorized or in any jurisdiction in which the person making such offer or solicitation is not qualified to do so.


                       AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files, reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street N.W., Washington, D.C. 20549; and at its regional offices located at Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511; and 13th Floor, 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street N.W., Washington, D.C. 20549, at prescribed rates. The Company also is subject to the information and reporting requirements of the securities regulatory authorities of certain provinces of Canada and files similar reports, proxy statements and other information with such authorities. Such reports, proxy statements and other information concerning the Company also can be inspected and copied at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006 and the offices of The Toronto Stock Exchange, 2 First Canadian Place, Toronto Ontario, Canada M5X 1J2. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's Web site is http://www.sec.gov.

     The Company has filed with the Commission a Registration Statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933 (the "Securities Act") with respect of the Securities covered by this Prospectus. This Prospectus, which forms part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and such securities, reference is hereby made to such Registration Statement, including the exhibits filed therewith. The Registration Statement and the exhibits thereto can be obtained by mail from or inspected and copied at the public reference facilities maintained by the Commission as provided in the prior paragraph.

             ENFORCEMENT OF CERTAIN CIVIL LIABILITIES

     Golden Star Resources Ltd. is a corporation subsisting under the laws of Canada and certain of its directors and officers, as well as certain of the experts named herein, are neither citizens nor residents of the United States. A substantial part of the assets of several of such persons and of the Company are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon such persons or to enforce against them or the Company within the United States judgment of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States. There is doubt as to the enforceability against such persons and Golden Star Resources Ltd. in Canada, in original actions or in actions to enforce judgments of United States courts, of liabilities predicated solely upon the federal securities laws of the United States.


          INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission are incorporated by reference in this Prospectus:

     (1) Annual Report on Form 10-K for the year ended December 31, 1995, filed with the Commission on March 29, 1996, as amended by Amendment to Annual Report on Form 10-K/A, filed with the Commission on April 30, 1996.
     (2) Current Reports on Form 8-K, filed with the Commission on January 10, 1996, February 7, 1996, March 4, 1996, April 2, 1996 and May 8,
           1996.
     (3) Quarterly Reports on Form 10-Q, filed with the Commission on May 15, 1996 and August 14, 1996.
     (4) 1996 Proxy Statement and Information Circular for the 1996 Annual Meeting of Shareholders, filed with the Commission on May 16, 1996.
     (5) The description of the Common Shares contained in the Company's Articles (incorporated by reference to Exhibit 1.1 to the Company's Registration Statement on Form 20-F, filed on May 10, 1993).
     (6) The Company's Shareholder Rights Plan included in the Company's Current Report on Form 8-K, filed with the Commission on May 8, 1996.

     All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the Offering of the Securities offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, on the oral or written request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits, unless such exhibits are specifically incorporated by reference
in such  documents).   Requests  for  such  copies  should  be  directed to
the Secretary, Golden Star Resources Ltd., One Norwest Center, 1700 Lincoln Street, Suite 1950, Denver, Colorado 80203, (303) 830-9000.

     References in this Prospectus to the term "Golden Star" or to the term "Company" refer to Golden Star Resources Ltd. and its consolidated subsidiaries, including, without limitation, Guyanor Resources S.A. ("Guyanor") and Pan African Resources Corporation ("PARC"), unless the context otherwise requires. Certain terms and measurements used herein are defined in "Glossary of Terms" included in this Prospectus.

     The information in this Prospectus is qualified in its entirety by the more detailed information and consolidated financial statements and notes thereto appearing in this Prospectus or incorporated by reference herein.


                       CANADIAN PROSPECTUSES

     The Company intends to file with certain Canadian securities regulatory authorities a shelf prospectus relating to the potential offering in Canada of up to 5,000,000 common shares (including the Common Shares offered hereunder) and a shelf prospectus relating to the potential offering in Canada of convertible debt securities at an aggregate initial offering price of up to U.S. $75,000,000 (including the Convertible Debt Securities offered hereunder). Canadian securities laws do not permit the use of an unallocated (as between common shares and debt securities) shelf prospectus.


         SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Certain statements in this Prospectus and any Prospectus Supplement constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). Such forward-looking statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance, or achievements express or implied by such forward-looking statements. Such factors include, among others, gold and diamond exploration and development costs and results, fluctuation of gold prices, foreign operations and foreign government regulation, competition, uninsured risks, recovery of reserves, capitalization and commercial viability and requirement for obtention of permits and licenses. See "Risk Factors" and "Business and Properties."


           REPORTING CURRENCY AND FINANCIAL INFORMATION

     For the periods prior to May 15, 1992, the Company's reporting currency was the Canadian dollar. In addition, the Company historically has raised most of its equity capital in Canadian dollars. The Company's current reporting currency is the United States dollar.

     All amounts in this Prospectus and any Prospectus Supplement or incorporated herein by reference are expressed in United States dollars, unless otherwise indicated. References to (i) "Cdn" are to Canadian dollars, (ii) "FF" are to French francs and (iii) "R" are to Brazilian reals.

     Financial information is presented in accordance with generally accepted accounting principles in Canada ("Canadian GAAP"). Differences between generally accepted accounting principles in the United States ("U.S. GAAP") and Canadian GAAP as applicable to the Company, are explained in Note 14 to the Company's Consolidated Financial Statements incorporated by reference herein.


                            GOLD PRICES

     The following table sets forth for the last ten years the high and low selling prices of gold, as provided by the New York Commodities Exchange ("COMEX"):

           YEAR              HIGH                     LOW

           1986              $441.10                $327.00
           1987              $497.10                $392.10
           1988              $487.00                $394.00
           1989              $418.90                $358.10
           1990              $422.40                $346.80
           1991              $403.20                $344.30
           1992              $359.30                $329.70
           1993              $407.00                $326.30
           1994              $398.00                $370.60
           1995              $395.40                $371.20

     The closing trading price per ounce of gold quoted by COMEX on September 20, 1996 was $381.20.


                                      EXCHANGE RATES

    The following table sets forth certain exchange rates based on the noon buying rate in New York City for cable transfers as certified for customs purposes by the Federal Reserve Bank of New York (the "Noon Buying Rate"). Such rates are set forth as United States dollars per Cdn. $1.00 and are the inverse of rates quoted by the Federal Reserve Bank of New York for Canadian dollars per U.S. $1.00.


                                Six months
                              ENDED JUNE 30,                   YEARS ENDED DECEMBER 31,
                            -----------------    ---------------------------------------------------
                              1996       1995       1995       1994       1993       1992       1991

                                                    (U.S. $ per Cdn. $1.00)

High for period              .7391      .7396      .7527      .7632      .8046      .8757      .8926
Low for period               .7235      .7023      .7023      .7103      .7439      .7761      .8587
End of period                .7322      .7279      .7323      .7128      .7544      .7865      .8652
Average for period (1)       .7310      .7224      .7305      .7300      .7729      .8235      .8726


__________________________

(1) The average of the exchange rates on the last day of each month in the applicable period.

    On September 20, 1996, the inverse of the Noon Buying Rate was Cdn. $1.00 = U.S. $0.7310.


                            THE COMPANY

    Golden Star is an international gold and diamond exploration company with a diverse portfolio of active exploration and development projects and operating mines in approximately ten countries on two continents. The Company's core focus is on the acquisition, discovery and development of gold and diamond projects. Once it identifies such projects, Golden Star's business strategy is, if appropriate, to enter into partnership arrangements with major mining companies to develop and operate mines. The Company currently has properties in various stages of development in Guyana, French Guiana (through its approximately 70% owned publicly traded subsidiary, Guyanor), Suriname, Brazil and Bolivia in South America and Eritrea, Ethiopia, Gabon, Ivory Coast and Mali in Africa (through its approximately 60% owned publicly traded subsidiary, PARC).

    Golden Star is a substantial mining exploration organization, with over 50 professional geologists on staff and over 600 individuals in the field. The Company's estimated exploration spending for 1996, including funding provided by its partners, is approximately $34.7 million. The Company's efforts are concentrated in a geologic domain known as greenstone belts, which are ancient volcanic-sedimentary rock assemblages. Greenstone belts are known to be favorable geologic environments for gold mineralization and account for a significant proportion of the world's historic gold production. The Company began its exploration activities in 1985 in the tropical, Proterozoic greenstone belts of the Guiana Shield and more recently extended its activities to the geologically related greenstone belts of the Brazilian Shield and the West African Shield and finally to the greenstone belts of eastern Africa.

    Golden Star was one of the first North American gold companies to become actively involved in the search for gold and diamonds in Guyana, French Guiana and Suriname in South America and Eritrea, Ethiopia and Ivory Coast in Africa. As a result, the Company has built a significant portfolio of prospective exploration acreage on a cost effective basis. In recognition of the Company's exploration expertise and in competition with some of the world's major mining companies, Golden Star was one of the first foreign companies to be awarded exploration rights in Ethiopia and Eritrea and was the first foreign company awarded the right to earn a 50% interest in a gold project owned by the Brazilian state mining company, Companhia Vale do Rio Doce ("CVRD").

    Exploration requires a different set of skills from those required for mine operation. Therefore, Golden Star's business strategy is to focus exclusively on its core skills of gold and diamond exploration and property acquisition, with the ultimate goal of holding significant ownership interests in large scale gold and diamond mines. The Company believes that it can achieve the greatest increase in shareholder value from the discovery and development, rather than from the exploitation, of mineral resources. By entering into partnership arrangements with major mining companies that have the technical skills and financial resources to develop and operate major mines, the Company also seeks to profit from the exploitation of the mineral resources that it discovers. To date, the Company has funded its activities through the issuance of equity securities and partner contributions and expects that these will be its primary means of funding for the next
several  years.   However,  the Company's long-term  objective  is  to  fund additional exploration and the development of new projects with the cash flow from its mining interests.



    Golden   Star's  initial  exploration  success  in  1986  resulted  in  the development of the Omai Gold Mine in Guyana, which commenced commercial production in January 1993. The Omai Mine, in which the Company holds a 30% equity interest, is one of South America's largest operating gold mines, with proven and probable reserves of approximately 3.3 million ounces as of December 31, 1995, after production of over 630,000 ounces. The Omai's Mine's anticipated 1997 production is in excess of 300,000 ounces. In early 1997, the Company expects to complete a final feasibility study on its second major project, Gross Rosebel, located in Suriname. The Company currently estimates total proven and probable reserves at Gross Rosebel to be approximately 1.1 million ounces and a substantial drilling program is underway to attempt to delineate additional reserves. In September 1996, Guyanor and Golden Star announced probable reserves at the Yaou project in French Guiana of approximately 10.3 million tonnes grading 2.7 g Au/t, representing approximately 876,000 ounces of gold IN SITU, which is part of total mineralization of approximately 13 million tonnes grading 2.5 g Au/t. Cambior Inc. ("Cambior") is a partner in each of these three projects.

    Golden Star's partnership arrangements at Omai and Gross Rosebel are illustrative of the Company's partnership strategy. Golden Star's partners currently include ASARCO Incorporated ("ASARCO"), Broken Hill Proprietary Co. Ltd. ("BHP"), Cambior, CVRD and LaSource Developpement S.A. ("LaSource"). Under a typical partnership arrangement with a major mining company, Golden Star's partner funds a portion of the exploration to earn an interest in a given project, prepares a feasibility study and manages the tasks and risks involved in engineering, building and operating any mine which warrants development. Certain of the Company's agreements also require its partner to use its best efforts to provide debt financing for construction capital. This strategy enables Golden Star to transfer a portion of the financial risks associated with exploration and development to its partner, provides a means to meet the majority of the financing requirements for project development and allows the project to be built and managed by a company experienced in mine development and operation. The Company's capital and its human resources then can be focused on obtaining and advancing exploration on new properties, thereby diversifying the Company's interests among a wide range of properties at different stages of exploration and development.

    Golden Star believes it is poised to rapidly advance a number of projects by the end of 1997. The Company's objectives during this period include
(i) the completion of a final feasibility study at Gross Rosebel in Suriname and, if positive, the commencement of mine construction, (ii) the commencement of intensive exploration at Andorinhas in Brazil, (iii) the continuation of drilling on the Yaou, Dorlin, St-Elie and Paul-Isnard gold projects in French Guiana, at Dioulafoundou in Mali and at Dul Mountain in Ethiopia and (iv) the continuation of bulk sampling at the Dachine diamond project in French Guiana.

    The head office of the Company is located at One Norwest Center, 1700 Lincoln Street, Suite 1950, Denver, Colorado 80203; its telephone number is
(303) 830-9000. The Company's registered and records office is located at 19th Floor, 885 West Georgia Street, Vancouver, British Columbia V6C 3H4; its telephone number is (604) 891-3688.

                           RISK FACTORS

    PROSPECTIVE PURCHASERS OF SECURITIES SHOULD CAREFULLY READ THIS PROSPECTUS, ANY PROSPECTUS SUPPLEMENT DELIVERED HEREWITH, AND THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN AND THEREIN. OWNERSHIP OF SECURITIES INVOLVES CERTAIN RISKS. IN DETERMINING WHETHER TO PURCHASE SECURITIES, PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS AND THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, AS WELL AS THE OTHER RISK FACTORS AND INFORMATION SET FORTH IN ANY PROSPECTUS SUPPLEMENT DELIVERED HEREWITH.

RISKS OF EXPLORATION AND DEVELOPMENT

    Mineral exploration and development involves a high degree of risk and few properties which are explored ultimately are developed into commercially producing mines. The long-term success of the Company's operations will be substantially and directly related to the cost and success of its exploration programs. The risks associated with the exploration for new mineralization include the identification of potential gold mineralization based on surficial analysis, the attraction and retention of experienced geologists and drilling personnel, the quality and availability of third party assaying, sampling errors, geological, geophysical, geochemical and other technical analyses and other factors. Substantial early stage expenditures are required to outline mineralized prospects and establish ore reserves through, among other things, drilling and the preparation of feasibility studies and mine plans, and to develop and construct the mining and processing facilities at any site chosen for mining. Although substantial benefits may be derived from the discovery of a major mineralized deposit, no assurance can be given that (i) minerals will be discovered in sufficient quantities and/or grades to constitute reserves or justify commercial operations, (ii) the Company will be successful in partnering with companies to develop and operate those properties that are commercially attractive on acceptable or attractive terms or (iii) the funds required for development can be obtained by the Company or any of its partners on a timely or commercially reasonable basis. Further, even if reserves are delineated, it may require a number of years and significant expenditures until production is possible, during which time the economic feasibility of a property may change. Additionally, the Company will be reliant on its partners in each project for technical expertise in the development and operation phases of the project, and, in certain instances, for financing, until cash flow is generated from the property for the Company's account. Finally, to the extent the Company's mineral reserves are produced and sold, the Company must continually acquire new mineral prospects and explore for and develop new mineral reserves to replace such reserves.

UNCERTAINTY OF RESERVE AND OTHER MINERALIZATION ESTIMATES

    There are numerous uncertainties inherent in estimating proven and probable reserves and other mineralization, including many factors beyond the control of the Company. The estimation of reserves and other mineralization is a subjective process and the accuracy of any such estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Results of drilling, metallurgical testing and production and the evaluation of mine plans subsequent to the date of any estimate may justify revision of such estimates. No assurance can be given that the volume and grade of reserves recovered and rates of production will not be less than anticipated. Assumptions about prices are subject to great uncertainty and gold prices have fluctuated widely in the past. Declines in the market price of gold or other precious metals also may render reserves or other mineralization containing relatively lower grades of mineralization or requiring more extensive processing uneconomic to exploit. If the price realized by the Company for its gold bullion were to decline substantially below the price at which ore reserves were calculated for a sustained period of time, the Company potentially could experience reductions
in reserves and asset write-downs.   Under  such  circumstances,  the  Company
may discontinue the development of a project or mining at one or more of its properties. Further, changes in operating and capital costs and other factors, including but not limited to short-term operating factors such as the need for sequential development of ore bodies and the processing of new or different ore grades, may materially and adversely affect reserves.

FLUCTUATION OF PRICES

    To the extent that the Company has any revenues from operations, such revenues are expected to be in large part derived from the mining and sale of gold. The price of gold can fluctuate, and in the past has fluctuated, widely and is affected by numerous factors beyond the Company's control, including international economic and political trends, inflation expectations, interest rates, central bank sales and purchases, global or regional consumptive patterns (such as the development of gold coin programs), speculative activities and increased production due to new mine developments and improved mining and production methods. The effect of these factors on the price of gold cannot be accurately predicted.

    The current demand for, and supply of, gold affect gold prices but not necessarily in the same manner as current demand and supply affect the prices of other commodities. The potential supply of gold consists of new mine production plus existing stocks of bullion and fabricated gold held by governments, financial institutions, industrial organizations and individuals. Since mine production in any single year constitutes a very small portion of the total potential supply of gold, normal variations in current production do not necessarily have a significant effect on the supply of gold or on its price. If gold prices should decline below the Company's cash costs of production and remain at such levels for any sustained period, the Company could determine that it is not economically feasible to continue commercial production at any or all of its mines.

    Moreover, on a given date, the prices used in estimating the Company's ore reserves are based on the price of gold on such date. If the Company were to determine that its reserves and future cash flows should be calculated at significantly lower gold prices than those used on the measurement date, there would likely be a material reduction in the amount of its gold reserves. Should such reductions occur, material write-downs of the Company's investment in mining properties may be required. See "Gold Prices."

CAPITALIZATION AND COMMERCIAL VIABILITY

    The Company has limited financial resources. To date, and for the reasonably foreseeable future, its exploration and development activities have not generated and are not expected to generate substantial revenues, which has caused, and is expected to continue for the reasonably foreseeable future to cause, the Company to incur losses. In addition, the Company historically has incurred significant expenditures in connection with its exploration activities and contemplates doing so for the foreseeable future. There can be no assurance that additional funding will be available to the Company for further exploration or development of its properties or to fulfill its obligations under any applicable agreements with its partners or the nations in which the Company is operating. Although the Company has been successful in the past in obtaining financing through the sale of equity securities and through partnership arrangements involving several of the Company's properties, there can be no assurance that the Company will be able to obtain adequate financing in the future or that the terms of such financing will be favorable, or that such partnership arrangements will continue to be available for the Company's properties on acceptable terms. Failure to obtain such additional financing could result in delay or indefinite postponement of further exploration and development of the Company's properties with the possible loss of the Company's interest in such properties.

    If the Company proceeds to production on a particular property, commercial viability will be affected by certain factors that are beyond the Company's control, including the specific attributes of the deposit (such as mineral grade and stripping ratio), the fluctuation in metal prices, the costs of constructing and operating a mine in a specific environment, processing and refining facilities, the availability of economic sources of energy, adequacy of water supply, adequate access, government regulations including regulations relating to prices, royalties, duties, taxes, restrictions on production, quotas on exportation of minerals, as well as the costs of protection of the environment and agricultural lands. The occurrence of any such factors may materially and adversely affect the Company's business, financial condition, results of operations and cash flow.

MARKETABILITY OF DIAMONDS

The marketability of diamonds which may result from projects advanced by the Company will be affected by numerous factors beyond the control of the Company. These factors include market fluctuations, government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of diamonds and environmental protection. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in the Company not receiving an adequate return on invested capital. The price for diamonds is, among other things, based on the size, cut, color and quality of individual diamonds sold and, to a lesser extent, the market supply and demand for diamonds in general.

RISKS OF FOREIGN OPERATIONS

In certain countries in which the Company has mineral rights (whether held directly or indirectly), there are certain laws, regulations and statutory provisions which, as currently written, could have a material negative impact on the ability of the Company to develop a commercial mine in such countries. The range and diversity of such laws and regulations are such that the Company could not adequately summarize them in this document. Through, among other things, the negotiation of mineral agreements with the governments of these countries, management of the Company intends to seek variances or otherwise to be exempted from the provisions of these laws, regulations and/or statutory provisions. There can be no assurance, however, that the Company will be successful in obtaining such mineral agreements, that any such variances or exemptions can be obtained on commercially acceptable terms or that such agreements will be enforceable in accordance with their terms.

Further, many of the mineral rights and interests of the Company are subject to government approvals, licenses and permits. Such approvals, licenses and permits are, as a practical matter, subject to the discretion of the applicable governments or governmental officials. No assurance can be given that the Company will be successful in obtaining any or all of such approvals, licenses and permits, will obtain them in a timely fashion or will be able to maintain them in full force and effect without modification or revocation.

The Company's assets and operations are subject to various political, economic and other uncertainties, including, among other things, the risks of war or civil unrest, expropriation, nationalization, renegotiation or nullification of
existing concessions, licenses, permits, approvals and contracts, taxation policies, foreign exchange and repatriation restrictions, changing political conditions, international monetary fluctuations, currency controls and foreign governmental regulations that favor or require the awarding of drilling contracts to local contractors or require foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction. In addition, in the event of a dispute arising from foreign operations, the Company may be subject to the exclusive jurisdiction of foreign courts or may not be successful in subjecting foreign persons to the jurisdiction of courts in the United States or Canada. The Company also may be hindered or prevented from enforcing its rights with respect to a governmental instrumentality because of the doctrine of sovereign immunity. The Company has suspended its operations in Sierra Leone due to the unstable political situation there and has invoked the force majeure provisions of the contracts pertaining to its Sierra Leone operations. Currently, it is not possible for the Company to accurately predict such developments or changes of law or policy and which, if any, of such developments or changes may have a material adverse impact on the Company's operations.

REQUIREMENT FOR PERMITS AND LICENSES

The operations of the Company require licenses and permits from various governmental authorities. Except as otherwise described in "Business and Properties" herein or in documents incorporated by reference in this Prospectus, management believes that the Company presently holds substantially all necessary licenses and permits to carry on the activities which it currently is conducting or expects to conduct in the near term under applicable laws and regulations in respect of its properties, and also believes the Company is presently complying in all material respects with the terms of such laws, regulations, licenses and permits, although the Company is in breach of certain provisions of such laws, regulations, licenses and permits from time to time. Such licenses and permits are subject to modification or revocation as discussed above in "Risks of Foreign Operations," as well as changes in regulations and in various operating circumstances. While the Company does not believe that any such breaches will have a material adverse effect on its operations, there can be no assurance that the Company will be able to obtain or maintain in force all necessary licenses and permits that may be required for it to conduct further exploration or commence construction or operation of mining facilities at properties under exploration or to maintain continued operations at economically justifiable costs.

DEPENDENCE ON KEY PERSONNEL

The Company is dependent on the services of certain key officers and employees, including its Chief Executive Officer, its Chief Financial Officer, its General Counsel and certain of its geologists. Competition in the mining exploration industry for qualified individuals is intense, and the loss of any of these key officers or employees if not replaced could have a material adverse effect on the Company's business and its operations. The Company has entered into agreements with certain of its officers which provide for payments upon termination without cause or, in certain cases, upon a change in control of the Company.

OPERATIONAL HAZARDS AND RESPONSIBILITIES

The business of gold mining is generally subject to a number of risks and hazards, including environmental hazards, the discharge of pollutants or hazardous chemicals, industrial accidents, labor disputes, encountering unusual or unexpected geological or operating conditions, slope failures, cave-ins, failure of pit walls or dams and fire, changes in the regulatory environment and natural phenomena  such  as  inclement  weather  conditions,  floods  and earthquakes, as well as other hazards. Such occurrences could result in damage to, or destruction of, mineral properties or production facilities, personal injury or death, environmental damage, delays in mining, monetary losses and possible legal liability. The Company or its subsidiaries or partnership arrangements to which they are parties also may incur liability as a result of pollution and other casualties. The Company may not be able to insure fully or at all against such risks, due to political or other reasons, or the Company may decide not to insure against such risks as a result of high premiums or for other reasons. Such occurrences, against which it cannot insure, or may elect not to insure, may delay production, increase production costs or result in liability. Paying compensation for obligations resulting from such liability may entail significant costs for the Company and may have an adverse effect on the Company's financial position. Furthermore, insurance against certain risks (including certain liabilities for environmental pollution or other hazards as result of exploration and production) is not generally available to the Company or to other companies within the industry.

MINING AND PROCESSING

The Company's business operations are subject to risks and hazards inherent in the mining industry, including but not limited to unanticipated grade and other geological problems, water conditions, surface or underground conditions, metallurgical and other processing problems and mechanical equipment performance problems, the unavailability of materials and equipment, accidents, labor force and force majeure factors, unanticipated transportation costs and weather conditions, and prices and production levels of by-products, any of which can materially and adversely affect, among other things, the development of properties, production quantities and rates, costs and expenditures and production commencement dates. In addition, the Company relies upon its partners to manage the development and operating stages of the projects in which it has an interest and, therefore, has less control over such matters than would be the case if the Company were the operator.

In the case of the Company's exploration properties, there generally is no operating history upon which to base estimates of future operating costs and capital requirements. The economic feasibility of any individual project is based upon, among other things, the interpretation of geological data obtained from drill holes and other sampling techniques, feasibility studies, which derive estimates of cash operating costs based upon anticipated tonnage and grades of ore to be mined and processed, the configuration of the ore body, expected recovery rates of metals from the ore, comparable facility and equipment costs, anticipated climatic conditions, estimates of labor productivity and other factors. Such exploration properties also are subject to the successful completion of final feasibility studies, issuance of necessary permits and receipt of adequate financing. Accordingly, uncertainties related to operations are magnified in the case of exploration properties.

As a result of the foregoing risks, expenditures on any and all projects, actual production quantities and rates and cash operating costs, among other things, may be materially and adversely affected and may differ materially from anticipated expenditures, production quantities and rates, and costs, just as estimated production dates may be delayed materially, in each case, especially to the extent exploration properties are involved. Any such events can materially and adversely affect the Company's business, financial condition, results of operations and cash flows.

COMPETITION

The Company competes with major mining companies and other natural resource companies in the acquisition, exploration, financing and development of new properties and projects. Many of these companies are more experienced, larger, and better capitalized than the Company. The Company's competitive position will depend upon its ability to successfully and economically explore, acquire and develop new and existing mineral resource properties or projects. Factors which allow producers to remain competitive in the market over the long term are the quality and size of the ore body, cost of production and operation generally, and proximity to market. The Company also competes with other mining companies for skilled geologists, geophysicists and other technical personnel, which may result in higher turnover and greater labor costs for the Company.

CURRENCY

The Company historically has raised most of its equity capital in Canadian dollars, primarily maintains its accounts in U.S. dollars and converts such U.S. dollars into various local currencies on an as needed basis in order to conduct local operations. The Company currently maintains all or the majority of its working capital in U.S. dollars or U.S. dollar denominated securities and converts funds to foreign currencies as payment obligations come due. Accordingly, the Company is subject to fluctuations in the rates of currency exchange between the U.S. dollar and these currencies, and such fluctuations may materially affect the Company's financial position and results of operations. The Company currently has future obligations which are payable in French francs and Brazilian reals and receivables payable in French francs. The Company currently does not actively take steps to hedge against such risks.

GOVERNMENTAL REGULATIONS

Management   believes   that   compliance  with  existing  regulations  in  the
jurisdictions  in  which the Company  operates  which  are  applicable  to  the discharge of materials into the environment, or otherwise relating to environmental protection, will not have a material adverse effect on the Company's exploration activities, earnings, expenditures or competitive position. However, there can be no assurance that this will always be the case. New or expanded regulations, if adopted, could affect the exploration or development of the Company's mining projects or otherwise have a material adverse effect on the operations of the Company.


                          USE OF PROCEEDS

Unless a Prospectus Supplement indicates otherwise, the net proceeds to be received by the Company from the issue and sale from time to time of the Securities will be added to the general funds of the Company to be used to finance the Company's operations and for other general corporate purposes. Pending such application, such net proceeds may be invested in short-term investment grade marketable securities. Each Prospectus Supplement will contain specific information concerning the use of proceeds from the sale of Securities to which it relates.

                RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges{(1)} for the Company and its subsidiaries was as follows for the six months ended June 30, 1995 and 1996, the years ended December 31, 1995, 1994 and 1993, the periods from May 16, 1992 to December 31, 1992 and July 1, 1991 to May 15, 1992 and the year ended June 30, 1991:

         SIX MONTHS                     YEARS ENDED                PERIOD  FROM          PERIOD FROM
       ENDED JUNE 30,                   DECEMBER 31,               MAY 16, 1992         JULY 1, 1991       YEAR ENDED
     1996           1995           1995      1994      1993   TO DECEMBER 31, 1992     TO MAY 15, 1992   JUNE 30,  1991
     ----          ------         -----      ----      ----   --------------------     ---------------   --------------
      N/M            N/M            N/M       N/M       N/M             N/M                   N/M               N/M


_______________________________

(1) The Company's projects are in the exploration or development stages. As a result, the Company has reported net losses for each of the periods presented, except for the six months ended June 30, 1996 for which it reported a gain due to the issuance of common shares by PARC. The Company has not had any material fixed charge obligations for each of
       the periods presented.   Therefore,  the  ratio of earnings to fixed
       charges for the Company is not meaningful ("N/M") under both U.S. GAAP and Canadian GAAP.

                      BUSINESS AND PROPERTIES

CERTAIN STATEMENTS IN "BUSINESS AND PROPERTIES" CONSTITUTE "FORWARD-LOOKING STATEMENTS" UNDER THE REFORM ACT. ACTUAL RESULTS AND THE TIMING OF CERTAIN EVENTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS DUE TO A NUMBER OF FACTORS, INCLUDING THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS. SEE "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS" IN THIS PROSPECTUS. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION, DESCRIPTIONS AND CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO APPEARING OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS.

GENERAL

Golden Star is an international gold and diamond exploration company with a diverse portfolio of active exploration and development projects and operating mines in ten countries on two continents. The Company's core focus is on the acquisition, discovery and development of gold and diamond projects. Once it identifies such projects, Golden Star's business strategy is, if appropriate, to enter into partnership arrangements with major mining companies to develop and operate mines. The Company currently has properties in various stages of development in Guyana, French Guiana (through its approximately 70% owned publicly traded subsidiary, Guyanor), Suriname, Brazil and Bolivia in South America and Eritrea, Ethiopia, Gabon, Ivory Coast and Mali in Africa (through its approximately 60% owned publicly traded subsidiary, PARC).

Golden Star is a substantial mining exploration organization, with over 50 professional geologists on staff and over 600 individuals in the field. The Company's estimated exploration spending for 1996, including funding provided by its partners, is approximately $34.7 million. The Company's efforts are concentrated in a geologic domain known as greenstone belts, which are ancient volcanic-sedimentary rock assemblages. Greenstone belts are known to be favorable geologic environments for gold mineralization and account for a significant proportion of the world's historic gold production. The Company began its exploration activities in 1985 in the tropical, Proterozoic greenstone belts of the Guiana Shield and more recently extended its activities to the geologically related greenstone belts of the Brazilian Shield and the West African Shield and finally to the greenstone belts of eastern Africa.

      Golden Star's initial exploration success in 1986 resulted in the development of the Omai Gold Mine in Guyana, which commenced commercial production in January 1993. The Omai Mine, in which the Company holds a 30% equity interest, is one of South America's largest operating gold mines, with proven and probable reserves of approximately 3.3 million ounces as of December 31, 1995, after production of over 630,000 ounces. The Omai Mine's anticipated 1997 production is in excess of 300,000 ounces. In early 1997, the Company expects to complete a final feasibility study on its second major project, Gross Rosebel, located in Suriname. The Company currently estimates total proven and provable reserves at Gross Rosebel to be approximately 1.1 million ounces and a substantial drilling program is underway to delineate additional reserves. In September 1996, Guyanor and Golden Star announced probable reserves at the Yaou project in French Guiana of approximately
10.3 million tonnes grading 2.7 g Au/t, representing approximately 876,000 ounces of gold IN SITU, which is part of total mineralization of approximately 13 million tonnes grading 2.5 g Au/t. Cambior is a partner in each of these three projects.

      Golden Star believes it is poised to rapidly advance a number of projects by the end of 1997. The Company's objectives during this period include
(i) the completion of a final feasibility study at Gross Rosebel in Suriname and, if positive, the commencement of mine construction, (ii) the commencement of intensive exploration in Andorinhas in Brazil, (iii) the continuation of drilling on the Yaou, Dorlin, St-Elie and Paul Isnard gold projects in French Guiana, at Dioulafoundou in Mali and at Dul Mountain in Ethiopia, and (iv) the continuation of bulk sampling at the Dachine diamond project in French Guiana.

      Golden Star also has created two publicly traded subsidiaries. Guyanor is approximately 70% owned by Golden Star and is incorporated under the laws of France. Guyanor was established in order to comply with French Guiana law requiring a mining company to be a French company. Guyanor's Class B common shares are listed on The Toronto Stock Exchange under the symbol "GRL.B." PARC is approximately 60% owned by Golden Star and was created in recognition of the unique risk profile of establishing exploration projects across Africa. PARC's common shares are quoted on the Canadian Dealing Network under the symbol "PARC."

BUSINESS STRATEGY

      Golden Star's business strategy is to focus on its core skills of gold and diamond exploration and property acquisition with the ultimate goal of holding significant interests in large scale gold and diamond mines. Golden Star's business strategy is comprised of the following elements:

   * FOCUS ON EXPLORATION. Golden Star believes that the greatest increase in shareholder value in the gold and diamond mining sector comes from the discovery of mineral deposits. The Company intends to continue to concentrate its exploration efforts in its areas of expertise, gold and diamond exploration in the tropical greenstone belts of the Guiana Shield, the Brazilian Shield, the West African Shield and the greenstone belts of eastern Africa.

   * CONCENTRATE ON CURRENT PORTFOLIO OF PROPERTIES. Golden Star intends to focus its efforts on advancing the most promising projects within its current portfolio of properties to the feasibility stage. The Company continues to pursue new opportunities and may make selective additional acquisitions of promising properties.

   * PARTNER WITH MAJOR MINING COMPANIES. Golden Star intends to continue to leverage its exploration capital by entering into partnership arrangements with major mining companies that have the technical skills and financial resources to develop and operate large modern mining operations. This strategy enables the Company to transfer a portion of the financial risks associated with exploration and development to its partners and to utilize a greater portion of its funds to explore and develop additional projects.

   * MAINTAIN A STRONG LOCAL PRESENCE IN THE COUNTRIES WHERE GOLDEN STAR OPERATES. Golden Star intends to continue its practice of locating offices, the majority of its employees and certain of its executives in the countries where Golden Star has exploration, development and mining interests. Many of the Company's employees are from the countries in which Golden Star operates. The Company believes that its local presence and hiring practices support its exploration efforts by enabling the Company to establish and maintain relationships with local government officials and business leaders. In addition, Golden Star believes that its decentralized local management structure permits it to make better informed exploration and management decisions.

                    [MAP OF CERTAIN SOUTH AMERICAN PROJECT
                  LOCATIONS OF GOLDEN STAR RESOURCES LTD. AND
                            GUYANOR RESOURCES S.A.]

           [MAP OF CERTAIN AFRICAN PROJECT LOCATIONS OF
                PAN AFRICAN RESOURCES CORPORATION]

The following table is a guide to Golden Star's current portfolio of mineral properties. The nature of the exploration business is such that this information changes continually as new properties are identified and acquired, and existing ones mature for development, are sold or are released.

                                                                                                   1996 Estimated
                                                                                                    Expenditures
                            Property               Area                                            ($ MILLIONS)(3)
      COUNTRY           (PERCENT OWNED)(1)      (HECTARES)                     STATUS(2)
SOUTH AMERICA
     Guyana (4)     Omai (30%)                          5,200 Producing mine                                    N/A
                    Other (100%)                    1,647,300 Exploration - early and                          $5.2
                                                              intermediate stages
     Suriname (4)   Gross Rosebel (40-50%)             17,000 Prefeasibility study completed;                  $7.5
                    Other (75-100%)                           final feasibility study in process
                                                      350,993 Exploration - early stage                        $3.2
     French         Yaou (50%)                         15,000 Prefeasibility study in process                  $1.5
     Guiana (5)     Dorlin (50%)                       15,000 Exploration - advanced stage                     $1.5
                    St-Elie (50%)                       9,900 Exploration - advanced stage                     $1.6
                    Paul-Isnard (37.5%)                25,100 Exploration - advanced stage                     $0.7
                    Dachine (31.5-49%)                  2,500 Exploration - intermediate stage                 $1.1
                    Other                               2,500 Exploration - early and                          $0.3
                                                              intermediate stages
     Brazil (4)     Andorinhas (50%)                   25,000 Exploration - advanced stage                     $3.3
                    Other                              30,000 Exploration - early stage                        $1.3
     Other South    Bolivia                            14,600 Exploration - early stage                        $1.1
     America (4)
AFRICA
     Ethiopia (6)   Dul Mountain (100%)               180,100 Exploration - advanced stage                     $1.8
     Mali (6)       Dioulafoundou (85%)                 3,400 Exploration - advanced stage                     $0.8
                    Other                              22,000 Exploration - early stage                        $  0


                                       18

     Other          Other (7)                         790,000 Exploration - early and                          $3.8
     Africa (6)                                               intermediate stages
                                                                                                              -----
                                                              TOTAL                                           $34.7

_________________________

(1) Percentages identified are the percentages Golden Star would own assuming either the Company or each of its partners achieves the maximum percentage ownership permissible under the applicable partnership arrangement. Percentages currently owned by Golden Star may be higher or lower. See "-Properties" and the Company's Annual Report on Form 10-K and other documents incorporated by reference herein for a discussion of such potential changes and for additional information on the Company's properties and the ownership interests.
(2)   See "Glossary of Terms."
(3)   Estimated aggregate expenditures by the Company and its partners.
(4) Properties in this country are owned by Golden Star Resources Ltd. or a wholly owned subsidiary of Golden Star Resources Ltd.
(5) Properties in this country are owned by Guyanor, which is approximately 70% owned by Golden Star Resources Ltd.
(6) Properties in these countries are owned by Golden Star or by PARC, which is approximately 60% owned by Golden Star Resources Ltd. Certain properties have been transferred from Golden Star Resources Ltd. to PARC, subject to the approval of the applicable government.
(7) Includes properties located in Eritrea (30,000 hectares), Gabon (363,000 hectares), Ivory Coast (375,000 hectares) and Mali (22,000 hectares).


PROPERTIES

     The following is a description of the Company's significant gold and diamond interests. For more information about these properties and the Company's other mineral property interests, including with respect to the ownership interests and funding obligations of third parties, see the Company's 1995 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q for the first and second quarters of 1996 incorporated by reference herein.

PRODUCING PROPERTIES

OMAI MINE, GUYANA

     The Company owns a 30% common share equity interest in Omai Gold Mines Ltd. ("OGML"), a company incorporated under the laws of Guyana which owns and operates the Omai Mine. The mine is located on a 5,200 hectare mining license on the Essequibo River approximately 160 kilometers southwest of Georgetown, Guyana. The mine is operated as an equity joint venture between the Government of Guyana, the Company and Cambior, the operator.

     Cambior and the Government of Guyana own 65% and 5% of the common shares of OGML, respectively. The Company and Cambior each has granted the Government of Guyana options to acquire from them up to an additional 13.5% of the common shares of OGML at capital market values, beginning in 2003.

     Golden Star currently receives cash flow from the Omai Mine at the rate of 10% of the after tax cash flow from the Omai Mine through the redemption of Class I preferred shares in OGML. The Company received $1.2 million in 1995 through the redemption of Class I preferred shares and, as of June 30, 1996, held approximately $8.4 million of Class I preferred shares. The Company does not expect to receive dividends from its common share holdings in OGML until debt owed by OGML and guaranteed by Cambior is repaid and Class II and III preferred shares held by Cambior are redeemed. As of June 30, 1996, OGML had $184.2 million in debt outstanding and a total of $53.1 million in Class II and III preferred shares outstanding.

     The Omai Mine was brought into commercial production in January 1993 and currently is the Company's only significant producing property. Gold production for 1993, 1994, 1995 and the first six months of 1996 totaled 206,537 ounces, 250,642 ounces, 175,080 ounces and 85,191 ounces, respectively. Gold production in 1995 was significantly lower than the originally expected amount of 250,000 ounces due primarily to the August 1995 tailings dam failure and resulting lack of production for the remainder of 1995. Quarterly gold production at the Omai Mine for 1995 and the first six months of 1996 was as follows:

                                 1996                                                  1995
                        -------------------------     -------------------------------------------------------------------------
                            First          Second                        Second        Third        Fourth             Total
                         Quarter (1)       Quarter     First Quarter      Quarter     Quarter(1)    Quarter(1)        1995 (1)
                        -------------------------     -------------------------------------------------------------------------
Ore milled (mt)           725,203        1,160,413       1,169,535       1,216,002       655,674           -          3,041,211

Rate (mt/day)             13,185          12,752          12,995          13,363          7,127            -           13,165

Grade (g Au/mt)              1.6             1.8             1.9             2.0            1.9             -             1.9

Recovery (%)                 85              89              90              91             91              -             91

Gold production (oz)       27,204          57,987          64,435          70,005         40,640            -           175,080

Cash cost of                $294            $281            $234            $220           $215             -            $224
production (2) ($/oz)


________________________
   (1) There was no production at the Omai Mine from August 19, 1995 to February 4, 1996 due to the Omai dam failure.
   (2) Cash cost of production includes mining and milling costs, power generation and general services charges.

     Ore reserves at the Omai Mine are derived from four sources: the Fennell pit, the Wenot Lake pit, the alluvial deposits and from above-ground stockpiles. In 1995, ore was processed from each of these sources. The average mined waste to ore ratio for 1995 was 1.98. At December 31, 1995, the stockpiles held 10,094,000 tonnes grading 0.9 g Au/mt. Cash costs of production at the Omai Mine for 1994 and 1995 amounted to $244 per ounce and $224 per ounce, respectively.

     The  surface  infrastructure  at  the  Omai  Mine  includes a conventional milling facility equipped with a grinding mill circuit and using the cyanidation and carbon-in-pulp processes, camp facilities, administrative offices, a warehouse, a maintenance shop and a laboratory. Electric power currently is supplied by eight diesel generators having a total installed capacity of 24 megawatts. The mine site also includes a tailings pond allowing the natural degradation of the cyanide and decanting and recirculation of the water used in milling.

     The 1996 production target for the Omai Mine is 255,000 ounces. The mill currently is processing stockpiled ore and lower grade soft rock ore from the Wenot pit. Mining of hard rock ore resumed in the Fennell pit upon completion of dewatering during the second quarter. The Omai Mine expanded its rated mill capacity from 12,000 to 18,000 tonnes per day through incremental additions in grinding and power generating capacity which were completed in July 1996. As a result of the $54 million expansion program, annual production rates at the Omai Mine in excess of 300,000 ounces are expected, beginning in 1997.

     The Omai Mine has registered an increase in reserves every year since operations began, exclusive of the gold that has been mined. Total reserves have grown from 2.3 million ounces at year end 1992 to 3.3 million ounces at year end 1995, after production of over 630,000 ounces. The increase in minable gold reserves for 1995 was the greatest year on year increase to date, representing a 24% increase over year end 1994, exclusive of production during 1996. Importantly, the overall grade of the reserves at both the Fennell and Wenot pit registered improvements. Drilling is continuing in 1996 in the East Wenot pit section on a geochemical anomaly more than 1.2 kilometers long, with the intention of further increasing reserves during 1996. The reserves{(1)} at year-end 1995 and 1994 were estimated as follows:





                       December 31, 1995                          December 31, 1994
               -----------------------------------        -----------------------------------
               Proven and     Grade      Contained         Proven and     Grade     Contained
                Probable    (g Au/mt)    Gold (oz)          Probable    (g Au/mt)     Gold
                Reserves                                    Reserves                   (oz)
                  (mt)                                        (mt)
               -----------------------------------        -----------------------------------
Fennell Pit    43,450,000      1.6      2,217,800          39,977,000      1.5     1,937,000

Wenot Lake Pit 14,127,000      1.6        708,100           6,905,000      1.4       309,300

Alluvials       1,237,000      0.9         38,100           3,946,000      1.1       138,600

Stockpiles     10,094,000      0.9        296,600           7,805,000      1.0       240,900
               -----------------------------------        -----------------------------------
TOTAL          68,908,000      1.5      3,260,600          58,633,000      1.4     2,625,800
               ===================================        ===================================


________________________
     (1) Reserves are calculated using a gold price of $405 per ounce with a cutoff grade of 0.35 g Au/t for soft rock reserves and
           0.70 g Au/t for hard rock reserves. Recovery rates range between 85% abd 90%, depending on grade.

     On August 19, 1995, a failure occurred in the main section of the tailings dam at the Omai Mine. The failure resulted in the discharge of effluent-contaminated water into the Omai River, which in turn flowed into the Essequibo River. The discharge began on August 19, 1995 and continued until the leakage was controlled by Omai personnel on August 24, 1995. To minimize environmental damage, a portion of the discharged water was diverted into the Fennell Pit, the main source of ore at the Omai Mine. Production at the Omai Mine was suspended from August 19, 1995 until February 4, 1996.

     In October 1995, the Government of Guyana appointed a Commission of Inquiry to examine various matters arising from the dam failure. Its report stated that the Commission of Inquiry could see no justifiable reason for OGML not being permitted to resume production at the Omai Mine. The Commission of Inquiry also made a number of recommendations in its report relating to, among other things, the construction of the new tailings pond, the treatment of water before its release into receiving waters, the reclamation and closure of the former tailings pond and the implementation of other environmental safeguards. Operations at the Omai Mine resumed on February 4, 1996.

OTHER PRODUCING PROPERTIES

The Company currently has alluvial mining operations at the Paul-Isnard project in French Guiana. See "- Development Properties - Paul-Isnard."

DEVELOPMENT PROPERTIES

GROSS ROSEBEL, SURINAME

     The Gross Rosebel project covers 17,000 hectares and is located 80 kilometers south of the capital city of Paramaribo, Suriname. As of December 31, 1995, a total of $12.9 million, including capitalized acquisition costs, had been spent at Gross Rosebel since the Company's involvement with the project, of which $6.6 million was funded by Cambior. The Company anticipates that $7.5 million will be spent on the Gross Rosebel project in 1996, with Cambior expected to fund $5.0 million of this amount.

     Golden Star and Cambior each owns 50% of the Gross Rosebel project. Cambior is obligated to use its best efforts to arrange debt financing for 65% of mine construction and related costs, with Golden Star and Cambior each contributing 50% of the remainder of such costs. In addition, Grassalco, a mining company owned and operated by the government of Suriname, has the right to purchase up to a 20% minority interest from Golden Star and Cambior (on a pro rata basis) in the production company that will operate the mine, in which case Grassalco will be obligated to fund its pro rata portion of mine construction and related costs.

     Gross Rosebel is composed of two contiguous areas known as the Northern and Southern blocks. Geologically, the area is underlain by Proterozoic metasedimentary and metavolcanic greenstone rocks which have been intruded by a large tonalitic stock near the southern boundary of the project.

     As part of a prefeasibility study completed in April 1996, the Company calculated proven and probable gold reserves of approximately 24 million tonnes grading 1.4 g Au/t, representing 1.1 million ounces IN SITU. These reserves lie in the South block, containing the Royal Hill, Mayo and Rosebel deposits, and the North block, containing the Pay Caro and Koolhoven deposits.

     The 1996 exploration work is focused on drilling to better define and expand the reserve and mineralization base within the five areas where reserves have been established, as well as to identify potential new zones. During the first six months of 1996, an additional 16,585 meters of drilling in 113 holes and 13,312 linear meters of trenching has been completed on the North block of the project. Mineralization was extended along strike on the Pay Caro and East Pay Caro zones by approximately 450 meters, allowing existing open pit plans to be widened and deepened. Results from this core drilling exhibited average widths of mineralization of 8.1 meters with a weighted average grade of
2.4 g Au/t at Pay Caro and average widths of 9.6 meters with a weighted average grade of 2.2 g Au/t at the East Pay Caro zone. Wide spaced, step out drilling along the Koolhoven and Bigi Asanjangmoni trends has been successful, although additional closer spaced drilling will be required to bring this mineralization into the reserve category. Metallurgical test work conducted during the prefeasibility study has indicated recoveries in excess of 90% using conventional gravity and cyanide leaching recovery methods.
     An additional 18,691 meters of drilling within the North block and the South block of the Gross Rosebel project are budgeted for the remainder of 1996 with the objective of significantly increasing open pittable reserves for the final feasibility study. The Company expects the final feasibility study at Gross Rosebel to illustrate economics that would justify a development decision at current gold prices, given the nature of the bulk of the ore body, simple metallurgy and good infrastructure for mine development, including nearby port facilities and road access.

EXPLORATION PROPERTIES

YAOU, FRENCH GUIANA

     The Yaou project, owned through Guyanor, covers a total area of 15,000 hectares and is located approximately 210 kilometers southwest of Cayenne, French Guiana. Yaou is the most advanced of Guyanor's exploration projects and a significant amount of exploration work has been conducted on the property.
As of December 31, 1995, a total of $10.3 million, including capitalized acquisition costs, had been spent at Yaou since the Company's involvement with the project, of which $3.3 million was funded by Cambior. The Company anticipates that $1.5 million will be spent on the Yaou project in 1996, all of which is expected to be funded by Cambior.

     The Yaou project is underlain by a typical greenstone sequence of the Paramaca Formation. Within these rocks are two distinct units that host gold mineralization generally associated with pyrite and quartz-carbonate veins and veinlets.

     During the first six months of 1996, an evaluation was completed using all exploration data gathered at Yaou by both Guyanor and the previous owners, the French Bureau de Recherches G<e'>ologiques et Mini<e`>res ("BRGM") and BHP, with the purpose of developing a new geologic model of the known mineralized area. On September 11, 1996, Guyanor and Golden Star announced the results of this work. A reserve estimation was completed on the Yaou Central and Chaina zones based results from 130 drill holes for a total of 24,416 meters, approximately 40,000 meters of augering and approximately 10 kilometers of trenching. The estimation calculated a probable reserve of approximately 10.3 million tonnes grading 2.7 g Au/t, representing approximately 876,000 ounces of gold IN SITU. The probable reserve is part of total mineralization of approximately 13 million tonnes grading 2.5 g Au/t.

     The exploration program for the remainder of 1996 is focused on establishing proven mining reserves based upon the above mentioned probable reserves and mineralized inventory, as well as establishing new zones of mineralization. Some 4,300 meters of drilling is scheduled to be completed during the remainder of 1996 on both Yaou Central and Chaina for infill drilling and testing lateral and depth extensions as well on additional targets to the northeast of Yaou Central (Zones I, J and K) to identify new mineralization minable by open pit. Guyanor also plans to conduct additional exploration over the project area, with an initial focus on the Bois Blanc target approximately 10 kilometers to the north of Yaou Central. In addition to the Bois Blanc target, there are two other known zones of gold mineralization which warrant follow-up work, Yaou Nord and Tomantoni. To date, less than 15% of the Yaou project area has been evaluated.

     The Yaou and Dorlin gold projects are being advanced under an agreement with Cambior, pursuant to which Cambior must fund in the aggregate $11.0 million on the two properties by June 30, 1998 in order to earn a 50% interest in each project. Cambior also is obligated to use its best efforts to arrange debt financing for 65% of mine financing costs, with Guyanor and Cambior each contributing 50% of the remainder of such costs. Guyanor is to manage the exploration of
                                       23
the properties and Cambior is to prepare a feasibility study on the properties and to manage the development and operation of future mining operations.

DORLIN, FRENCH GUIANA

     The Dorlin project, owned through Guyanor, covers a total area of 15,000 hectares and is located approximately 180 kilometers southwest of Cayenne, French Guiana. As of December 31, 1995, a total of $1.6 million, including capitalized acquisition costs, had been spent at Dorlin since the Company's involvement with the project, of which $1.0 million was funded by Cambior. The Company anticipates that $1.5 million will be spent on the Dorlin project in 1996, all of which is expected to be funded by Cambior.

     The Dorlin project is underlain by a volcano-sedimentary sequence of the Paramaca Formation and is intruded by younger granitic intrusive rocks.

     In August 1996, Guyanor announced the results of approximately 2,000 meters of drilling in 31 holes as well as the recompilation and integration of results from 19 holes totaling 4,323 meters drilled by the BRGM and BHP in 1986. Guyanor's drilling focused on the Sud Nivre zone on a prominent ridge known as Montagne Nivre while the BRGM-BHP drilling focused on the West Nivre zone to the north of Sud Nivre and on the west flank of Montagne Nivre.
Guyanor established two zones of mineralization approximately 40 to 50 meters wide over a strike length of approximately 750 meters. Mineralization was encountered in approximately 74% of the core holes drilled by Guyanor, exhibiting average widths of 9.8 meters at a weighted average grade of 1.9 g Au/t. Drilling conducted by the BRGM and BHP on the West Nivre zone and across the northern extension of the zones drilled by Guyanor encountered mineralization in approximately 79% of the core holes drilled, exhibiting average widths of 9.9 meters at a weighted average grade of 1.9 g Au/t.
Current and past drilling results have indicated mineralization over a strike length of approximately 1.5 kilometers on the far southern end of a major hydrothermal breccia system which has been identified continuously over five kilometers and discontinuously over an additional 4 kilometers.

     During the second half of 1996, Guyanor plans to mobilize a second, larger drill rig to test the Sud Nivre zone at greater depth, test the extension of the system to the north and conduct infill drilling on the zones drilled by the BRGM and BHP.

ANDORINHAS, BRAZIL

     The Andorinhas project covers approximately 25,000 hectares and is located in the state of Par<a'> in the eastern Amazon area, approximately 670 kilometers south-southwest of the city of Belem, Brazil. Andorinhas is the single largest item in Golden Star's 1996 exploration budget, with planned expenditures of $3.3 million.

     In December 1995, CVRD, the largest individual producer of gold in Latin America, awarded the Company the right to associate with CVRD for the possible future development and exploitation of the Andorinhas gold property in Brazil. The Andorinhas tender represented CVRD's first effort to secure outside partners to assist in the development of CVRD's gold resource potential in Brazil. Under the agreement with CVRD and subject to final approval of the Brazilian government, the Company must match CVRD's previous exploration expenditures of approximately $5.5 million, as well as pay 50% of any additional costs required to complete a positive feasibility study, in order to earn a 50% interest in the Andorinhas project.

     Andorinhas is an advanced stage exploration project. Gold mineralization was discovered at Andorinhas in the late 1970s by Rio Doce Geologia e Mineracao S.A., CVRD's exploration subsidiary. The geologic setting and mineralization of discoveries in the area share the same characteristics of many of the notable underground mines in the Abitibi mineral province in Canada, such as the Campbell Red Lake mine, with high grade gold-quartz vein mineralization occurring in multiple zones. Surface work and approximately 15,000 meters of drilling by CVRD in the late 1970s identified three primary zones of interest, Mamao and Babacu along a 14 kilometer shear zone trending northeast-southwest through the southern leg of the property and Lagoa Seca on a parallel 8 kilometer shear zone to the north. The results averaged 2.7 meters at 17.1 g Au/t from 11 holes at the Mamao prospect, 19.8 meters at 4.7 g Au/t from 9 holes at the Lagoa Seca prospect and 2 meters at 8.1 g Au/t from 6 holes at Babacu.

     In the early 1980s, the Andorinhas area experienced a significant influx of garimpeiros (illegal miners) who mined multiple surface zones of enriched mineralization along the shear zones. Garimpeiro mining ceased in the mid 1980s as the price of gold fell and pits from the surface mining of gold bearing material began to encounter the water table. One of the few garimpeiros who remained developed an underground decline 240 meters down plunge to exploit the primary structure on the Mamao zone. Sampling by the Company of the underground decline indicated values in mineralization not mined ranging from 2.3 meters at 16.7 g Au/t to 2.4 meters at 69.7 g Au/t. Mine head grades of greater than 40 g Au/t were reported prior to the recent shutdown of the underground operations. The Mamao zone itself remains open at depth.

     The Company has initiated and is the manager of an aggressive 30-month program at Andorinhas to expand the known mineralized zones and delineate new ones. The objective of the 30-month program is to delineate a high grade gold mineralization of at least one million ounces as rapidly as possible, while evaluating the potential for similar targets over the extent of major shears zones which have not been explored. CVRD has the right to act as the operator of any mine that may result from the exploration efforts. Detailed underground and surface geologic mapping and geochemical sampling have been completed on the principal prospects, while surface sampling and mapping continues over the remainder of the property to identify new targets. An airborne aeromagnetic, EM and radiometric survey on 100 meter line spacing has been completed over the entire property. A 12,000 meter drilling program is scheduled to begin in the second half of 1996, focusing initially on the Mamao zone.

ST-ELIE, FRENCH GUIANA

     The St-Elie project, owned through Guyanor, covers a rectangular area of 9,900 hectares located in north central French Guiana, 110 kilometers west of Cayenne, French Guiana. As of December 31, 1995, a total of $3.2 million, including capitalized acquisition costs, had been spent at St. Elie since the Company's involvement with the project, of which $1.2 million was funded by ASARCO. The Company anticipates that $1.6 million will be spent on the St-Elie project in 1996, all of which is expected to be funded by ASARCO.

     ASARCO has a 50% equity interest in the St-Elie project, subject to its spending $10 million for development of the property, including the completion of a feasibility study, by February 2000. ASARCO, at Guyanor's request, is obligated to use its best efforts to obtain financing on a project finance basis for 80% of project development costs, with Guyanor and ASARCO each contributing 50% of the remainder of such costs. ASARCO may decide at any time to terminate its obligations under the agreements with Guyanor and stop funding the St-Elie project, which will result in the forfeiture of its interest in St-Elie. Guyanor will be the operator of the exploration effort at St-Elie prior to the completion of the final feasibility study, at which time ASARCO has the right to assume the position of operator.

     The first gold discoveries in the St-Elie region were made in 1873, and between 1878 and 1923 more than 600,000 ounces of gold reportedly were mined from alluvial and eluvial deposits, using mainly hydraulic methods. From 1956 to 1993, mining activities on the project were intermittent and consisted only of local, small scale alluvial operations.

     To the Company's knowledge, gold extracted to date from the St-Elie, Michel and Devis sectors of the project was from both alluvials and weathered bedrock. Other sources of gold which have been identified include recent and ancient alluvial deposits, re-worked lateritic deposits, eluvial and surficial deposits and mining residues. However, on the basis of present knowledge of the areas, bedrock sources appear to be the most promising and the most recommended for exploration.

     Extensive exploration work began at St-Elie in late October 1995. Geological, geochemical and geophysical work completed in 1995 identified nine primary drill targets on the property. During the first half of 1996, 34 holes were drilled, totalling 4,982 meters, on the Devis and Michel zones of the property. In May 1996, Guyanor completed 23 holes for 3,202 meters in the Devis zone. Mineralization was encountered in approximately 57% of the core holes drilled, illustrating a mineralized zone approximately 550 meters in length by 200 meters wide and exhibiting average intersection widths of 8.5 meters at a weighted average grade of 2.6 g Au/t. In July 1996, Guyanor completed an initial 11 hole, 1,780 meter drilling campaign in the Michel zone over an area of mineralization approximately 1.2 kilometers in length by 200 meters wide. At the Michel zone, mineralization was encountered in approximately 82% of the core holes drilled, with average intersection widths of 4.3 meters at a weighted average grade of 3.9 g Au/t. For the remainder of 1996, Guyanor expects to focus work at St-Elie on continued surface mapping, preparation of 80-90 drill sites for 1997 drilling and improvements to road access.

PAUL-ISNARD, FRENCH GUIANA

     The Paul-Isnard project area, which includes both the Paul-Isnard and Eau-Blanche projects, is owned through Guyanor. The Paul-Isnard project area is located in the western part of French Guiana, approximately 250 kilometers west of Cayenne, and covers 25,000 hectares. Guyanor's interest in the Paul-Isnard project area is held by its subsidiary, Soci<e'>t<e'> de Travaux Publics et de Mines Aurif<e`>res en Guyane ("SOTRAPMAG"), a soci<e'>t<e'> <a`> responsibilit<e'> limit<e'>e incorporated under the laws of France and based in French Guiana. As of December 31, 1995, a total of $5.5 million, including capitalized acquisition costs of $4.0 for both the alluvial mining project and the hard rock mineral projects, had been spent at the Paul-Isnard project area, of which $0.7 million was funded by ASARCO. The Company anticipates that $0.7 million will be spent on the Paul-Isnard project area in 1996, all of which is expected to be funded by ASARCO and LaSource.

     Guyanor has entered into a joint venture agreement to give LaSource a 25% participating interest in the exploration and exploitation of primary gold deposits on the Paul-Isnard and Eau-Blanche projects. Pursuant to the same joint venture agreement, ASARCO has two separate options to acquire a 50% interest in Guyanor's remaining interest in the primary deposits on each of the Paul-Isnard and Eau-Blanche projects. In order to acquire its interests in one of these projects, ASARCO is obligated, by June 2001, to complete a feasibility study on the project and to spend at least $10 million on such project, or to combine the Paul-Isnard and Eau-Blanche projects into a single joint venture and spend a combined $20 million. ASARCO also is obligated to use its best efforts to obtain financing on a project finance basis for 80% of project development costs, with Guyanor and ASARCO each contributing 37.5% and LaSource contributing 25% of the remainder of such costs. Guyanor will act as project manager for the exploration phase at the Paul-Isnard project area, while ASARCO, once vested, has the right to act as the manager of any resulting feasibility study and exploitation.

      There are two prominent mountain chains bordering the Paul-Isnard project area which form the edges of a basin in which alluvial gold deposits have accumulated. The Company believes that this alluvial gold originated from gold-bearing rocks from Decou-Decou and Lucifer mountains and was transported downward by high-energy streams, concentrating the gold in the gravel beds of streams in the Paul-Isnard project area. The alluvial gold deposits of the Paul-Isnard project area have been known for almost a century and gold panning was reported on a number of creeks which traverse the property. Mechanized alluvial mining started in about 1910, with recorded production of over three tons of gold.

     The Company, through SOTRAPMAG, currently has three plants of various configurations operating on the Paul-Isnard property, one of which is a fixed plant located at Barth<e'>l<e'>my and two of which are mobile plants currently located at Petit L<e'>zard and Reine Creek. In late 1995, the Company began an aggressive alluvial exploration program to identify target areas and commenced prospecting activities to quantify the potential for alluvial mining reserves. The program is scheduled to be completed in 1996. Ore reserves are not stated for the current alluvial operations at the Paul-Isnard project area as the data for reserve estimation are not currently considered adequate to support the calculation of ore reserves.

     SOTRAPMAG's alluvial operations have experienced operating losses in 1996 as a result of a labor strike, the re-deployment of certain equipment for construction of a new plant and heavy rainfall. Guyanor has retained outside consultants to analyze SOTRAPMAG's operations and make recommendations on how to render the operation profitable. There can be no assurance, however, that it will be possible to return SOTRAPMAG's operations to profitability or that management will not decide to close the alluvial operations.

     To the Company's knowledge, little systematic exploration has been conducted at the Paul-Isnard project area in search of primary gold. Management believes that there are at least two virtually unexplored occurrences which may constitute possible sources of alluvial gold on the property. An airborne radiometric and magnetometric geophysical survey over the property was carried out recently by Guyanor as part of a survey of all of Guyanor's French Guiana properties.

     Surface sampling from approximately 900 outcrop channel samples has indicated a zone in excess of two kilometers in length with widths varying between 100 and 400 meters and average gold grades of 1.5 to 2.0 g Au/t, and as high as 13 g Au/t. In June 1996, Guyanor initiated drilling on the Paul-Isnard project area and has completed 18 holes totaling 3,300 meters on the Montagne d'Or zone on the north flank of Decou-Decou Mountain, part of an initial 6,000 meter drilling program. The objective of the drilling campaign is to test the depth continuity of mineralization identified through surface sampling. Once assays are received, Guyanor plans to compile and interpret the data from the first 18 holes prior to planning the completion of the 6,000 meter campaign, the success of which will determine further drilling programs.

DACHINE, FRENCH GUIANA

     The Dachine project, owned through Guyanor, covers a 2,500 hectare area in southwest French Guiana approximately 200 kilometers southwest of Cayenne that was previously known as the Inini diamond occurrence. As of December 31, 1995, a total of $0.8 million, including capitalized acquisition costs, has been spent at Dachine since the Company's involvement with the project, of which $0.4 million was funded by BHP. The Company anticipates that $1.1 million will be spent on the Dachine project in 1996, all of which is expected to be funded by BHP.

     In December 1995, Guyanor entered into an agreement with BHP pursuant to which BHP would earn a 51% interest in the Dachine project by spending $3.5 million by May 31, 1998. Depending upon options available to both companies, Guyanor's ultimate interest in the property could vary between 31.5% and 49%. BHP may elect to terminate the agreement and stop funding the Dachine project at any time.

     On March 1, 1996, the Company and Guyanor reported the discovery within the Dachine permit area of a metamorphosed ultramafic structure that can be traced over a minimum dimension of approximately 3.5 kilometers in length and
0.5 kilometers in width. Final results from the initial exploration program, announced on May 22, 1996, exhibited significant diamond counts from microdiamond analysis on auger and core drill holes that intersected the main body with a total of 8,970 stones recovered from approximately 1,164 kilograms of core and auger samples. Additionally, a total of 976 stones were recovered from microdiamond analysis on approximately 387 kilograms of outcrop and soil samples collected during the initial exploration program.

     These results led to the decision to proceed with an initial small bulk sample at Dachine during second half of 1996. This program calls for the collection of 200 to 250 tonnes of material from several near surface pits along the length of the Dachine body. This material will be processed at the Dachine site to produce a heavy mineral concentrate which will be shipped to North America for macrodiamond analysis. Results of this initial bulk sample will serve as the basis for future exploration programs at Dachine. To secure its land position, Guyanor has applied for a 33,700 hectare "A" Permit around the existing Dachine "B" Permit area.

DUL MOUNTAIN, ETHIOPIA

     The Company believes it was the first foreign company to be awarded exploration licenses in Ethiopia. Golden Star has acquired an interest in 90 exclusive exploration licenses to explore for gold at the Dul Mountain project located in western Ethiopia, approximately 500 kilometers west-northwest of Addis Ababa, Ethiopia. As of December 31, 1995, a total of $2.6 million, including capitalized acquisition costs, had been spent at Dul Mountain since the Company's involvement with the project. The Company anticipates that $1.8 million will be spent on the Dul Mountain project in 1996. The Company has transferred its interest in the Dul Mountain project to PARC, subject to governmental approval.

     The area covered by the Dul Mountain project lies within the western Ethiopian Shield which is part of the north-south trending Pan-African-Mozambique Precambrian belt that extends along the east coast of Africa. There are records of small-scale alluvial gold production on the Dul Mountain property for most of this century, with unrecorded production by local miners continuing today. Previous exploration has identified three gold prospects on the property: Ashashire, Azale-Akendeyu and Dul Mountain. The Company has ceased activity on the latter prospect.

     Trenching at the Ashashire prospect over an anomaly 1.6 kilometers in length and 200 meters in width provided encouragement with mineralized sections of 4.1 g Au/t over 24.6 meters and 3.3 g Au/t over 14.8 meters. Ashasire and a second target, Belaute, are both prospects in the western half of the Dul Mountain project area which warrant follow-up work, although difficult terrain makes mobilization costly.

     In late 1995, the reconnaissance work over the eastern half of the Dul Mountain project area resulted in the discovery of the previously unknown Menghi area on the northern portion of the most eastern of three greenstone belts on the project. The main zone of interest on the 4 by 5 kilometer Menghi prospect is a north striking quartz ridge approximately 600 meters long.
During the first half of 1996, PARC moved its primary camp at Dul Mountain to a location near the Menghi prospect and conducted soil geochemical and ground geophysical surveys as well as trenching. Trenching completed to date over a strike length of approximately 400 meters along the mineralized zone identified average widths of mineralization within the trenches of 27 meters with a weighted average grade of 2.9 g Au/t.

     In July 1996, an initial seven hole, 1,100 meter core drilling campaign was initiated in the south of the zone identified by trenching to test the depth continuity of mineralization along strike to the north. Poor drilling conditions early in the program and heavy rains slowed the drilling as well as additional trenching to the south testing for possible extensions of the system. PARC plans to compile and interpret the results from the initial drilling campaign and additional trenching data prior to recommencing drilling at the Menghi prospect.

     PARC has not complied with certain of the terms of its license agreement with the Ethiopian government in which PARC agreed to a specified work program and a certain level of expenditures at the Dul Mountain project. PARC and the government have agreed to a revised work program and lower required expenditures for the Dul Mountain project and PARC intends to use its best efforts to resolve any additional outstanding issues with respect to the license agreement. Although the Company currently has no reason to believe that its licenses for the Dul Mountain project will be revoked, there can be no assurance that the Ethiopian government will not revoke the licenses as a result of noncompliance with certain of the original terms of the license agreement, as discussed above.

DIOULAFOUNDOU, MALI

     The Company's exploration activity in Mali to date has concentrated on the Dioulafoundou project near the Mali-Senegal border in the Kenieba district, approximately 400 kilometers west of the capital of Bamako. The project consists of four authorizations aggregating 2,800 hectares. As of December 31, 1995, a total of $1.9 million, including capitalized acquisition costs, had been spent at Dioulafoundou since the Company's involvement with the project. The Company anticipates that $0.8 million will be spent on the Dioulafoundou project in 1996.

     The Company, through PARC, has an 85% interest on one authorization, subject to divestment, while the other three authorizations have been acquired, subject to divestment, from Mali parties who retain the right to a 5% participating interest and a royalty of 0.3% from any mine development.

     The region in which the Dioulafoundou project lies is part of the West African Shield. The project area lies within the exposed early Proterozoic Kenieba inlier that straddles the Mali-Senegal border and is composed primarily of thick Birimian volcanic and sedimentary formations that trend generally north-south and northeast-southwest. Local miners have long produced unknown quantities of gold from alluvial deposits in the Kenieba district.

     The main objective of PARC's work completed to date at the Dioulafoundou project has been to establish the presence of economically attractive gold mineralization within the prospect area. During 1995, PARC completed an initial 1,137 meter core drilling campaign, encountering significant mineralization in six of eight holes. Mineralized intersections from the initial core drilling campaign in 1995 averaged 11 to 15 meters at 2.5 to 3.0 g Au/t.

     During the first half of 1996, PARC completed a mechanical augering program for geochemical analysis consisting of 355 holes totaling 4,548 meters over the whole of the Dioulafoundou project. A 65 hole, 4,200 meter reverse circulation ("RC") drilling program was completed in July, 1996. This RC program confirmed the north-south striking mineralization identified by previous core drilling with near surface mineralized intersections with an average width of 2.9 meters and a weighted average grade of 2.4 g Au/t. Gold mineralization also was encountered on the Bah permit which comprises the south and southeast border of the Diaoulafoundou project. These mineralized zones are characterized as near surface, narrow zones with gold grades ranging from
1.3 to 3.2 g Au/t. An early and intense rainy season caused postponement of RC drilling near the extensive Kerekou artisanal working on the Magassa permit.

     PARC intends to continue evaluating the entire Diaoulafoundou project. PARC expects to resume core drilling during the fourth quarter of 1996 to test extension of the mineralized zone on the AFC permit, core drilling the more significant mineralized zones on the Bah permit and, as previously planned, test targets near the Kerekou workings on the Magassa permit.

     PARC's exploration activities at the Diaoulafoundou project are partly conducted under an exploitation authorization issued by the government of Mali which requires the authorization holder to conduct exploitation activities within the authorization area. Although PARC intends to commence exploitation activities within the perimeter of the authorization if warranted, there can be no assurance that it will do so or that, even if such activities are commenced, PARC's exploitation authorization for the Diaoulafoundou project will not be revoked because of its failure to comply with the requirement to conduct exploitation activities. The Company currently has no reason to believe that its exploitation authorization for the Diaoulafoundou project will be revoked.


OTHER PROPERTIES

     Golden Star and its subsidiaries also hold a significant portfolio of other early and intermediate stage gold and diamond projects in Guyana, French Guiana, Suriname, Brazil and Bolivia in South America and Eritrea, Ethiopia, Gabon, Ivory Coast and Mali in Africa that are in various stages of development. Excluding the properties specifically mentioned above, the Company anticipates spending $14.9 million on these other projects in 1996, of which $1.9 million is anticipated to be funded by various partners and through the recovery of performance bonds.

     In addition to the advanced exploration projects described above, Golden Star intends to initiate core drilling at Antino, which is part of the South Benzdorp project in southeast Suriname, late in the third quarter of 1996 and core drilling on the Fish Creek project in northwest Guyana during the fourth quarter of 1996. PARC intends to commence and complete initial core drilling campaigns at the Adi Rassi and Torat prospects in Eritrea throughout the remainder of the year.

     In 1994, the Company established a diamond exploration group based in Georgetown, Guyana to evaluate the potential for primary diamond sources on exploration reconnaissance areas in Guyana, as well as to identify other high priority diamond exploration prospects across the Guiana Shield. This work has led to the identification of multiple diamond exploration projects in Guyana, Suriname and French Guiana. In 1996, the Company made the decision to proceed with the next level of evaluation on these targets, as well as on new potential targets which have been identified on permits held by PARC in Ivory Coast. The Company intends to continue its diamond exploration efforts by committing up to $2.5 million of its annual exploration budget to the advancement of existing and any future diamond exploration projects.

     The Company acquires and disposes of mineral exploration properties in the ordinary course of its business and intends to make selective additional acquisitions of promising properties in South America, Africa and other parts of the world.


                           DESCRIPTION OF SHARE CAPITAL

     The Company's Articles currently authorize the issuance of an unlimited number of Common Shares and an unlimited number of Preferred Shares, issuable in series. As of June 30, 1996, 25,716,303 Common Shares and no Preferred Shares were outstanding.

COMMON SHARES

     The holders of Commons Shares are entitled to receive dividends as, when and if declared by the Board of Directors of the Company out of funds legally available therefor, provided that if any Preferred Shares are at the time outstanding, the payment of dividends on Common Shares or other distributions (including purchases of Common Shares) will be subject to any preferential rights attaching to any other class or series of shares of the Company

     The holders of Common Shares are entitled to one vote for each share on all matters voted on by shareholders, including elections of directors. The holders of Common Shares do not have any conversion, redemption or preemptive rights. In the event of the dissolution, liquidation or winding up of the Company, holders of Common Shares are entitled to share ratably in any assets remaining after the satisfaction in full of the prior rights of creditors, including holders of the Company's indebtedness, and the aggregate liquidation preference of any other class or series of shares then outstanding.

     On June 11, 1996, the shareholders of the Company confirmed the adoption of a Shareholder Rights Plan (the "Rights Plan"). Pursuant to the Rights Plan, the Company issued one right (a "Right") for each Common Share outstanding on April 24, 1996 and will issue one Right for each Common Share issued in the future. The terms of the Rights Plan are set forth in the Rights Agreement (the "Rights Agreement") dated as of April 24, 1996 between the Company and The R-M Trust Company as Rights Agent. For additional information on the Rights Plan and the Rights Agreement, see the Company's Current Report on Form 8-K filed with the Commission on May 8, 1996, incorporated by reference herein.

     Any material United States or Canadian federal income tax consequences with respect to any offered Common Shares will be described in the Prospectus Supplement relating to the offering and sale of such Common Shares.

     All outstanding Common Shares are, and the Common Shares offered hereby will be, issued as fully paid and non-assessable.

     The registrar and transfer agent for the Common Shares is The R-M Trust Company. ChaseMellon Shareholder Services, L.L.C. acts as co-registrar and co-transfer agent for the Common Shares in the United States.

PREFERRED SHARES

     The following is a description of certain general terms and provisions of the Preferred Shares. The particular terms of any series of Preferred Shares will be described in the applicable Prospectus Supplement. If so indicated in a Prospectus Supplement, the terms of any such series may differ from the terms set forth below.

     The summary of the terms of the Company's Preferred Shares contained in this Prospectus does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Company's Articles relating to each series of Preferred Shares, which will be filed as an exhibit to or incorporated by reference in this Prospectus at or prior to the time of issuance of any such series of the Preferred Shares.

     The Board of Directors of the Company is authorized to approve the issuance of one or more series of Preferred Shares without further authorization of the shareholders of the Company and to fix the number of shares, the designations, rights, privileges, restrictions and conditions of any such series.

     The applicable Prospectus Supplement will set forth the number of shares, particular designation, relative rights and preferences and the limitations of any series of Preferred Shares in respect of which this Prospectus is delivered. The particular terms of any such series will include the following:

     (i) The maximum number of shares to constitute the series and the designation thereof;

     (ii) The annual dividend rate, if any, on shares of the series, whether such rate is fixed or variable or both, the date or dates from which dividends will begin to accrue or accumulate, whether dividends will be cumulative and whether such dividends shall be paid in cash, Common Shares or otherwise;

     (iii) Whether the shares of the series will be redeemable and, if so, the price at and the terms and conditions on which the shares of the series may be redeemed, including the time during which shares of the series may be redeemed and any accumulated dividends thereon that the holders of shares of the series shall be entitled to receive upon the redemption thereof;

     (iv) The liquidation preference, if any, applicable to shares of the series;

     (v) Whether the shares of the series will be subject to operation of a retirement or sinking fund and, if so, the extent and manner in which any such fund shall be applied to the purchase or redemption of the shares of the series for retirement or for other corporate purposes, and the terms and provisions relating to the operation of such fund;

     (vi) The terms and conditions, if any, on which the shares of the series shall be convertible into, or exchangeable for, shares of any other class or classes of capital stock of the Company or any series of any other class or classes, or of any other series of the same class, including the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same;

     (vii)  The voting rights, if any, of the shares of the series;

     (viii) The currency or units based on or relating to currencies in which such series is denominated and/or in which payments will or may be payable;

     (ix) The methods by which amounts payable in respect of such series may be calculated and any commodities, currencies or indices, or price, rate or value, relevant to such calculation;

     (x)  Any listing of the shares of the series on a securities exchange; and

     (xi) Any other preferences and relative, participating, optional or other rights or qualifications, limitations or restrictions thereof.

     Any material United States or Canadian federal income tax consequences and other special considerations with respect to any offered Preferred Shares will be described in the Prospectus Supplement relating to the offering and sale of such Preferred Shares.


                              DESCRIPTION OF WARRANTS

     The Company may issue Warrants to purchase Common Shares, Preferred Shares or Convertible Debt Securities. Warrants may be issued, subject to regulatory approvals, independently or together with any Common Shares, Preferred Shares or Convertible Debt Securities, as the case may be and may be attached to or separate from such Common Shares, Preferred Shares or Convertible Debt Securities. Each series of Warrants will be issued under a separate warrant agreement (each, a "Warrant Agreement") to be entered into between the Company and a warrant agent (each, a "Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Warrants. The following sets forth certain general terms and provisions of the Warrants offered hereby. Further terms of the Warrants and the applicable Warrant Agreement will be set forth in the applicable Prospectus Supplement.

     The applicable Prospectus Supplement will describe the following terms of any Warrants in respect of which this Prospectus is being delivered; (1) the title of such Warrants; (2) the securities (which may include Common Shares, Preferred Shares or Convertible Debt Securities) for which such Warrants are exercisable; (3) the price or prices at which such Warrants will be issued; (4) the periods during which the Warrants are exercisable; (5) the number of Common Shares, Preferred Shares or amount of Convertible Debt Securities for which each Warrant is exercisable; (6) the exercise price for such Warrants, including any changes to or adjustments in the exercise price; (7) the currency or currencies, including composite currencies, in which the exercise price of such Warrants may be payable; (8) if applicable, the designation and terms of the Preferred Shares with which such Warrants are issued; (9) if applicable, the terms of the Convertible Debt Securities with which such Warrants are issued; (10) the number of Warrants issued with each Common Share or Preferred Share or the Convertible Debt Securities; (11), if applicable, the date on and after which such Warrants and the related Common Shares, Preferred Shares or Convertible Debt Securities will be separately transferable; (12) any listing of the Warrants on a securities exchange; (13) if applicable, a discussion of material United States or Canadian federal income tax consequences and other special considerations with respect to any Warrants; and (14) any other terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Warrants.


                    DESCRIPTION OF CONVERTIBLE DEBT SECURITIES

     The Convertible Debt Securities may be issued from time to time in one or more series under an indenture among the Company, as issuer, and the trustee specified in the applicable Prospectus Supplement. The following statements with respect to the Convertible Debt Securities are subject to the detailed provisions of the indenture, the form of which is filed as an exhibit to the Registration Statement. Parenthetical references below are to the indenture (or the form of security contained therein if so specified) and, whenever any particular provision of the indenture or any term used therein is referred to, such provision or term is incorporated by reference as a part of the statement in connection with which such reference is made, and the statement in connection with which such reference is made is qualified in its entirety by such reference.

     The Convertible Debt Securities will constitute either indebtedness designated as Senior Indebtedness ("Senior Debt Securities"), indebtedness designated as Senior Subordinated Indebtedness ("Senior Subordinated Debt Securities") or indebtedness designated as Subordinated Indebtedness ("Subordinated Debt Securities"). Senior Debt Securities, Senior Subordinated Debt Securities and Subordinated Debt Securities will each be issued under a separate indenture (individually an "Indenture" and collectively the "Indentures") to be entered into prior to the issuance of such Convertible Debt Securities. The Indentures will be substantially identical, except for provisions relating to subordination. See "Subordination of Senior Subordinated Debt Securities and Subordinated Debt Securities". There will be a separate Trustee (individually a "Trustee" and collectively the "Trustees") under each Indenture. Information regarding the Trustee under an Indenture will be included in any Prospectus Supplement relating to the Convertible Debt Securities issued thereunder.

     The particular terms of each series of Convertible Debt Securities, as well as any modification or addition to the general terms of the Convertible Debt Securities as herein described, which may be applicable to a particular series of Convertible Debt Securities, are described in the Prospectus Supplement relating to such series of Convertible Debt Securities and will be set forth in a filing with the Commission. Accordingly, for a description of the terms of a particular series of Convertible Debt Securities, reference must be made to both the Prospectus Supplement relating to such series and to the description of Convertible Debt Securities set forth in this Prospectus.

GENERAL

     The Convertible Debt Securities offered pursuant to this Prospectus will be limited to $75,000,000 aggregate principal amount (or (i) its equivalent (based on the applicable exchange rate at the time of sale), if Convertible Debt Securities are issued with principal amounts denominated in one or more foreign currencies, composite currencies or currency units as shall be designated by the Company, or (ii) such greater amount, if Convertible Debt Securities are issued at an original issue discount, as shall result in aggregate proceeds of $75,000,000 to the Company). The Indenture provides that additional convertible debt securities may be issued thereunder up to the aggregate principal amount, which is not limited by the Indenture, authorized from time to time by the Company's Board of Directors or any duly authorized committee thereof. So long as a single Trustee is acting for the benefit of the holders of all the Convertible Debt Securities offered hereby and any such additional convertible debt securities issued under the Indenture, the Convertible Debt Securities and any such additional convertible debt securities are herein collectively referred to as the "Indenture Securities." The Indenture also provides that there may be more than one Trustee under the Indenture, each with respect to one or more different series of Indenture Securities. At any time when two or more Trustees are acting, each with respect to only certain series, the term "Indenture Securities" as used herein shall mean the one or more series with respect to which each respective Trustee is acting and the powers and the trust obligations of each such Trustee as described herein shall extend only to the one or more series of Indenture Securities for which it is acting as trustee. The effect of the provisions contemplating that there might be more than one Trustee acting for different series of Indenture Securities is that, in that event, those Indenture Securities (whether of one or more than one series) for which each Trustee is acting would be treated as if issued under a separate Indenture.

     The applicable Prospectus Supplement will set forth a description of the particular series of Convertible Debt Securities being offered thereby, including but not limited to: (1) the designation or title of such Convertible Debt Securities; (2) the aggregate principal amount of such Convertible Debt Securities; (3) the percentage of their principal amount at which such Convertible Debt Securities will be offered; (4) the date or dates on which the principal of such Convertible Debt Securities will be payable and on which such Convertible Debt Securities will mature; (5) the rate or rates (which may be fixed or variable) at which such Convertible Debt Securities shall bear interest, or the method of determination of such rate or rates at which such Convertible Debt Securities shall bear interest, if any; (6) the date or dates from which interest will accrue or the method of determination of such date or dates, and the date or dates on which any such interest shall be payable;
(7) the currencies or currency units in which such Convertible Debt Securities are issued or payable; (8) the terms for redemption, extension or early repayment of such Convertible Debt Securities, if any; (9) if other than denominations of $1,000 and any integral multiple thereof, the denominations in which such Convertible Debt Securities are authorized to be issued; (10) the terms and conditions upon which conversion will be effected, including the conversion price, the conversion period and other conversion provisions;
(11) the provisions for a sinking fund, if any; (12) whether such Convertible Debt Securities are issuable as a Global Security or Securities; (13) any index or formula to be used to determine the amount of payments of principal, premium, if any, and interest on such Convertible Debt Securities, and any commodities, currencies, currency units or indices, or value, rate or price, relevant to such determination; (14) if the principal of, premium, if any, or interest on such Convertible Debt Securities is to be payable, at the election of the Company or a Holder thereof, in one or more currencies or currency units other than that or those in which such Convertible Debt Securities are stated to be payable, the currencies or currency units in which payment of the principal of, premium, if any, and interest on such Convertible Debt

Securities
as to which election is made shall be payable, and the periods within which and the terms and conditions upon which such election is to be made; (15) if other than the principal amount thereof, the portion of the principal amount of such Convertible Debt Securities of the series which will be payable upon acceleration of the Maturity thereof; (16) whether such Convertible Debt Securities are subordinate in right of payment to any Senior Indebtedness of the Company and, if so, the terms and conditions of such subordination and the aggregate principal amount of such Senior Indebtedness outstanding as of a recent date; (17) any covenants to which the Company may be subject with respect to such Convertible Debt Securities; (18) the applicability of the provisions described under "Defeasance" below; (19) United States and Canadian Federal income tax consequences, if any; (20) the provisions for the payment of additional amounts with respect to any Canadian withholding taxes in certain cases; (21) any term or provision relating to such Convertible Debt Securities which is not inconsistent with the provisions of the Indenture; (22) the Trustee; and (23) any other special terms pertaining to such Convertible Debt Securities. Unless otherwise specified in the applicable Prospectus Supplement, the Convertible Debt Securities will not be listed on any securities exchange.

     One or more series of Convertible Debt Securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. Any material United States or Canadian federal income tax consequences and other special considerations with respect to any series of Convertible Debt Securities will be described in the Prospectus Supplement relating to any such series of Convertible Debt Securities.

     If the purchase price of any series of Convertible Debt Securities is denominated in a foreign currency or currencies or a foreign currency unit or units or if the principal of, premium, if any, and interest on any series of Convertible Debt Securities are payable in a foreign currency or currencies or a foreign currency unit or units, the restrictions, elections, general tax considerations, specific terms and other information with respect to such series of Convertible Debt Securities will be set forth in the applicable Prospectus Supplement.

     Convertible Debt Securities may be issued from time to time with payment terms which are calculated by reference to the value, rate or price of one or more commodities, currencies, currency units or indices. Holders of such Convertible Debt Securities may receive a principal amount (including premium, if any) on any principal payment date, or a payment of interest on any interest payment date, that is greater than or less than the amount of principal (including premium, if any) or interest otherwise payable on such dates, depending upon the value, rate or price on the applicable dates of the applicable currency, currency unit, commodity or index. Information as to the methods for determining the amount of principal, premium, if any, or interest payable on any date, the currencies, currency units, commodities or indices to which the amount payable on such date is linked and any additional tax considerations will be set forth in the applicable Prospectus Supplement.

     Except as may be set forth in the applicable Prospectus Supplement, Holders of Convertible Debt Securities will not have the benefit of any specific covenants or provisions in the applicable Indenture or such Convertible Debt Securities in the event that the Company engages in or becomes the subject of a highly leveraged transaction, other than the limitations on mergers, consolidations and transfers of substantially all of the Company's properties and assets as an entirety to any person as described below under "Consolidation, Merger and Sale of Assets".

     The Convertible Debt Securities will be general unsecured obligations of the Company.

     Except as otherwise provided in the applicable Prospectus Supplement, principal, premium, if any, and interest, if any, will be payable at an office or agency to be maintained by the Company in ________________________, except that at the option of the Company interest may be paid by check mailed to the person entitled thereto.

     The Convertible Debt Securities will be issued only in fully registered form without coupons and may be presented for the registration of transfer or exchange at the corporate trust office of the Trustee. No service charge will be made for any transfer or exchange of the Convertible Debt Securities, but the Company may require payment of a sum to cover any tax or other governmental charge payable in connection therewith. Not all Convertible Debt Securities of any one series need be issued at the same time, and, unless otherwise provided, a series may be reopened for issuances of additional Convertible Debt Securities of such series.

SENIOR DEBT SECURITIES

     The Senior Debt Securities will rank PARI PASSU with all other unsecured and unsubordinated debt of the Company and senior to the Senior Subordinated Debt Securities and Subordinated Debt Securities.

SUBORDINATION OF SENIOR SUBORDINATED DEBT SECURITIES AND SUBORDINATED DEBT SECURITIES

     The payment of the principal of, premium, if any, and interest on the Senior Subordinated Debt Securities and the Subordinated Debt Securities will, to the extent set forth in the respective Indentures governing such Senior Subordinated Debt Securities and Subordinated Debt Securities, be subordinated in right of payment to the prior payment in full of all Senior Indebtedness. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshalling of assets or any bankruptcy, insolvency or similar proceedings of the Company, the holders of all Senior Indebtedness will be entitled to receive payment in full of all amounts due or to become due thereon before the Holders of the Senior Subordinated Debt Securities or the Subordinated Debt Securities will be entitled to receive any payment in respect of the principal of, premium, if any, or interest on such Senior Subordinated Debt Securities or Subordinated Debt Securities, as the case may be. In the event of the acceleration of the maturity of any Senior Subordinated Debt Securities or Subordinated Debt Securities, the holders of all Senior Indebtedness will be entitled to receive payment in full of all amounts due or to become due thereon before the Holders of the Senior Subordinated Debt Securities or Subordinated Debt Securities, as the case may be, will be entitled to receive any payment upon the principal of, premium, if any, or interest on such Senior Subordinated Debt Securities or Subordinated Debt Securities, as the case may be. No payments on account of principal, premium, if any, or interest in respect of the Senior Subordinated Debt Securities or Subordinated Debt Securities may be made if there shall have occurred and be continuing in a default in the payment of principal of (or premium, if any) or interest on any Senior Indebtedness beyond any applicable grace period, or a default with respect to any Senior Indebtedness permitting the holders thereof to accelerate the maturity thereof, or if any judicial proceedings shall be pending with respect to any such default. For purposes of the subordination provisions, the payment, issuance or delivery of cash, property or securities (other than stock, and certain subordinated securities, of the Company) upon conversion or exchange or a Senior Subordinated Debt Security or Subordinated Debt Security will be deemed to constitute payment on account of the principal of such Senior Subordinated Debt Security or Subordinated Debt Security, as the case may be.

     By reason of such provisions, in the event of insolvency, holders of Senior Subordinated Debt Securities and Subordinated Debt Securities may recover less, ratably, than holders of Senior Indebtedness with respect thereto.

     The term "Senior Indebtedness", when used with respect to any series of Senior Subordinated Debt Securities or Subordinated Debt Securities, is defined to include all amounts due on and obligations in connection with any of the following, whether outstanding at the date of execution of the Indenture or thereafter incurred, assumed, guaranteed or otherwise created (including, without limitation, interest accruing on or after a bankruptcy or other similar event, whether or not an allowed claim therein):

     (a) indebtedness, obligations and other liabilities (contingent or otherwise) of the Company for money borrowed or evidenced by bonds, debentures, notes or similar instruments;

     (b) reimbursement obligations and other liabilities (contingent or otherwise) of the Company with respect to letters of credit or bankers' acceptances issued for the account of the Company and interest rate protection agreements and currency exchange or purchase agreements;

     (c) obligations and liabilities (contingent or otherwise) of the Company related to capitalized lease obligations;

     (d) indebtedness, obligations and other liabilities (contingent or otherwise) of the Company related to agreements or arrangements designed to protect the Company against fluctuations in commodity prices, including without limitation, commodity futures contracts or similar hedging instruments;

     (e) indebtedness of others of the kinds described in the preceding clauses (a) through (d) that the Company has assumed, guaranteed or otherwise assured the payment of, directly or indirectly;

     (f) indebtedness of another Person of the type described in the preceding clauses (a) through (e) secured by any mortgage, pledge, lien or other encumbrance on property owned or held by the Company; and

     (g) deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability described in the preceding clauses (a) through (f) whether or not there is any notice to or consent of the Holders of such series of Senior Subordinated Debt Securities or Subordinated Debt Securities, as the case may be;

except that, with respect to the Senior Subordinated Debt Securities, any particular indebtedness, obligation, liability, guaranty, assumption, deferral, renewal, extension or refunding shall not constitute "Senior Indebtedness" if it is expressly stated in the governing terms, or in the assumption or guarantee, thereof that the indebtedness involved is not senior in right of payment to the Senior

Subordinated Debt Securities or that such indebtedness is PARI PASSU with or junior to the Senior Subordinated Debt Securities and, with respect to Subordinated Debt Securities, any particular indebtedness, obligation, liability, guaranty, assumption, deferral, renewal, extension or refunding shall not constitute "Senior Indebtedness" if it is expressly stated in the governing terms, or in the assumption or guarantee, thereof that the indebtedness involved is not senior in right of payment to the Subordinated Debt Securities or that such indebtedness is PARI PASSU with or junior to the Subordinated Debt Securities.

     In certain circumstances, such as the bankruptcy or insolvency of the Company, Canadian or U.S. bankruptcy or insolvency legislation may be applicable and the application of such legislation may lead to different results with respect to, for example, payments to be made to Holders of Convertible Debt Securities, or priorities between Holders of the Convertible Debt Securities and holders of Senior Indebtedness, than those provided for in the applicable Indenture.

     If this Prospectus is being delivered in connection with a series of Senior Subordinated Debt Securities or Subordinated Debt Securities, the accompanying Prospectus Supplement or the information incorporated herein by reference will set forth the approximate amount of Senior Indebtedness outstanding as of the end of the Company's most recent fiscal quarter.

FORM, EXCHANGE, REGISTRATION, CONVERSION, TRANSFER AND PAYMENT

     Unless otherwise indicated in the applicable Prospectus Supplement, the Convertible Debt Securities will be issued only in fully registered form in denominations of U.S. $1,000 or integral multiples thereof. Unless otherwise indicated in the applicable Prospectus Supplement, payment of principal, premium, if any, and interest on the Convertible Debt Securities will be payable, and the exchange, conversion and transfer of Convertible Debt Securities will be registerable, at the office or agency of the Company maintained for such purposes. No service charge will be made for any registration of a transfer or exchange of the Convertible Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith.

     All monies paid by the Company to a Paying Agent for the payment of principal of, premium, if any, or interest on any Convertible Debt Security which remain unclaimed for two years after such principal, premium or interest has become due and payable may be repaid to the Company and thereafter the holder of such Convertible Debt Security may look only to the Company for payment thereof.


EVENTS OF DEFAULT

     The following will be Events of Default under the Indenture with respect to Convertible Debt Securities of any series: (a) failure to pay principal (or premium, if any) on any Convertible Debt Security of that series when due, whether or not such failure is a result of the subordination provisions of the Indenture with respect to such series; (b) failure to pay any interest on any Convertible Debt Security of that series when due, continued for 30 days, whether or not such failure is a result of the subordination provisions of the Indenture with respect to such series; (c) failure to make any sinking fund payment, when due, in respect of any Convertible Debt Security of that series;
(d) failure to perform any other covenant of the Company in the applicable Indenture or any other covenant to which the Company may be subject with respect to Convertible Debt Securities of that series (other than a covenant solely for the benefit of a series of Convertible Debt Securities other than that series), continued for 90 days after written notice as provided in the applicable Indenture; (e) failure to pay when due on final maturity (after the expiration of any applicable grace period), or upon acceleration, any indebtedness for money borrowed by the Company in excess of U.S. $10 million;
(f) certain events of bankruptcy, insolvency or reorganization; and (g) any other Event of Default provided with respect to Convertible Debt Securities of that series.

     If an Event of Default with respect to outstanding Convertible Debt Securities of any series shall occur and be continuing, either the Trustee or the Holders of at least 25% in principal amount of the outstanding Convertible Debt Securities of that series, by notice as provided in the applicable Indenture, may declare the principal amount (or, if the Convertible Debt Securities of that series are original issue discount securities, such portion of the principal amount as may be specified in the terms of that series) of all Convertible Debt Securities of that series to be due and payable immediately, except that upon the occurrence of an Event of Default specified in (f) above, the principal amount (or in the case of original issue discount securities, such portion) of all Convertible Debt Securities shall be immediately due and payable without notice. However, at any time after a declaration of acceleration with respect to Convertible Debt Securities of any series has been made, but before judgment or decree based on such acceleration has been obtained, the Holders of a majority in principal amount of the outstanding Convertible Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration. For information as to waiver of defaults, see "Modification and Waiver" below.

     The Indentures will provide that, subject to the duty of the respective Trustees thereunder during an Event of Default to act with the required standard of care, each such Trustee will be under no obligation to exercise any of its rights or powers under the respective Indentures at the request or direction of any of the Holders, unless such Holders shall have offered to such Trustee reasonable security or indemnity. Subject to certain provisions, including those requiring security or indemnification of the applicable Trustee, the Holders of a majority in principal amount of the outstanding Convertible Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to such Trustee, or exercising any trust or power conferred on such Trustee, with respect to the Convertible Debt Securities of that series.

     No Holder of a Convertible Debt Security of any series will have any right to institute any proceeding with respect to the applicable Indenture or for any remedy thereunder, unless such Holder shall have previously given to the applicable Trustee written notice of a continuing Event of Default and unless also the Holders of at least 25% in aggregate principal amount of the outstanding Convertible Debt Securities of the same series shall have written requests, and offered reasonable indemnity, to such Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the outstanding Convertible Debt Securities of the same series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a Holder of a Convertible Debt Security for enforcement of payment of the principal of and interest on such Convertible Debt Security on or after the respective due dates expressed in such Convertible Debt Security.

     The Company will be required to furnish to the Trustees annually a statement as to the performance by the Company of its obligations under the respective Indentures and as to any default in such performance.

MODIFICATION AND WAIVER

     Without the consent of any Holder of outstanding Convertible Debt Securities, the Company and the Trustees may amend or supplement the Indentures or the Convertible Debt Securities to cure any ambiguity, defect or inconsistency, or to make any change that does not adversely affect the rights of any Holder of Convertible Debt Securities. Other modifications and amendments of the respective Indentures may be made by the Company and the applicable Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Convertible Debt Securities of each series affected thereby; provided, however, that no such modification or amendment may, without the consent of the Holder of each outstanding Convertible Debt Security affected thereby: (a) change the stated maturity of the principal of, or any installment of principal of, or premium, if any, or interest on any Convertible Debt Security; (b) reduce the principal amount of, the rate of interest on, or the premium, if any, payable upon the redemption of, any Convertible Debt Security; (c) reduce the amount of principal of an original issue discount security payable upon acceleration of the maturity thereof; (d) change the place or currency of payment of principal of, premium, if any, or interest on any Convertible Debt Security; (e) impair the right to institute suit for the enforcement of any payment on or with respect to any Convertible Debt Security on or after the stated maturity or redemption date thereof; (f) modify the applicable conversion provisions in a manner adverse to the holders thereof; (g) modify the subordination provisions applicable to Senior Subordinated Debt Securities or Subordinated Debt Securities in a manner adverse to the Holders thereof; (h) reduce the percentage in principal amount of outstanding Convertible Debt Securities of any series, the consent of the Holders of which is required for modification or amendment of the applicable Indenture or for waiver of compliance with certain provisions of the applicable Indenture or for waiver of certain defaults or (i) modify any of the provisions of certain sections as specified in the Indenture including the provisions summarized in this paragraph, except to increase any such percentage or to designate additional provisions of the Indenture, which, with respect to such series, cannot be modified or waived without the consent of the Holder of each outstanding Convertible Debt Security affected thereby.

     The Holders of at least a majority in principal amount of the outstanding Convertible Debt Securities of any series may on behalf of the Holders of all Convertible Debt Securities of that series waive, insofar as that series is concerned, compliance by the Company with certain covenants of the applicable Indenture. The Holders of not less than a majority in principal amount of the outstanding Convertible Debt Securities of any series may, on behalf of the Holders of all Convertible Debt Securities of that series, waive any past default under the applicable Indenture with respect to that series, except a default in the payment of the principal of, premium, if any, or interest on, any Convertible Debt Security of that series or in respect of a provision which under the applicable Indenture cannot be modified or amended without the consent of the Holder of each outstanding Convertible Debt Security of that series affected.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The Company, without the consent of any Holders of any series of outstanding Convertible Debt Securities, may consolidate with or merge into, or transfer or lease its assets substantially as an entirety (treating the Company and each of its Subsidiaries as a single consolidated entity) to, any corporation, and any other corporation may consolidate with or merge into, or transfer or lease its assets substantially as an entirety to, the Company, provided that the corporation (if other than the Company) formed by such consolidation or into which the Company is merged or which acquires or leases the assets of the Company substantially as an entirety is organized and existing under the laws of the United States of America or Canada or any political subdivision of either, and assumes the Company's obligations under each series of outstanding Convertible Debt Securities and the Indentures applicable thereto and that the Trustee is satisfied that the transaction will not result in the successor being required to make any deduction or withholding on account of certain Canadian taxes from any payments in respect of the Securities, and that, after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing, and the delivery of an officer's certificate and an opinion of counsel with respect to compliance with the foregoing requirements.

DEFEASANCE

     If so indicated in the applicable Prospectus Supplement with respect to the Convertible Debt Securities of a series, the Company at its option (i) will be discharged from any and all obligations in respect of the Convertible Debt Securities of such series (except for certain obligations to register the transfer or exchange of Convertible Debt Securities of such series, to replace destroyed, stolen, lost or mutilated Convertible Debt Securities of such series, and to maintain an office or agency in respect of the Convertible Debt Securities and hold moneys for payment in trust) or (ii) will be released from its obligations to comply with certain covenants specified in the applicable Prospectus Supplement with respect to the Convertible Debt Securities of such series, and the occurrence of an event described in clause (d) under "Events of Default" above with respect to any defeased covenants, and clauses (e) and (g) under "Events of Default" above shall no longer be an Event of Default, if in either case the Company irrevocably deposits with the applicable Trustee, in trust, money, government obligations of the government issuing the currency in which the Convertible Debt Securities of the relevant series are denominated or a combination thereof that through the payment of interest thereon and principal thereof in accordance with the terms will provide money in an amount sufficient to pay all the principal of and premium, if any, and interest on the Securities of such series on the dates such payments are due (up to the stated maturity date, or the redemption date, as the case may be) in accordance with the terms of such Convertible Debt Securities. Such a trust may only be established if, among other things, (a) no Event of Default described under "Events of Default" above or event that, after notice or lapse of time, or both, would become an Event of Default under the applicable Indenture, shall have occurred and be continuing on the date of such deposit, or, with regard to an Event of Default described under clause (f) under "Events of Default" above or an event that, after notice or lapse of time, or both, would become an Event of Default described under such clause (f), shall have occurred and be continuing at any time during the period ending on the 123rd day following such date of deposit, (b) the Company shall have delivered an opinion of counsel to the effect that the Holders of the Convertible Debt Securities will not recognize gain or loss for United States Federal income tax purposes as a result of such deposit or defeasance and will be subject to United States Federal income tax in the same manner as if such defeasance had not occurred, and (c) such defeasance or covenant defeasance will not result in the trust being in violation of the Investment Company Act of 1940. Such opinion, in the case of defeasance under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable Federal income tax law occurring after the date of the applicable Indenture. In the event the Company omits to comply with its remaining obligations under the applicable Indenture after a defeasance of such Indenture with respect to the Convertible Debt Securities of any series as described under clause (ii) above and the Convertible Debt Securities of such series are declared due and payable because of the occurrence of any undefeased Event of Default, the amount of money and government obligations on deposit with the applicable Trustee may be insufficient to pay amounts due on the Convertible Debt Securities of such series at the time of the acceleration resulting from such Event of Default. However, the Company will remain liable in respect to such payments.

     Notwithstanding the description set forth under "Subordination of Senior Subordinated Debt Securities and Subordinated Debt Securities" above, in the event that the Company deposits money or government obligations in compliance with the Indenture that governs any Senior Subordinated Debt Securities or Subordinated Debt Securities, as the case may be, in order to defease all or certain of its obligations with respect to the applicable series of Convertible Debt Securities, the money or government obligations so deposited will not be subject to the subordination provisions of the applicable Indenture and the indebtedness evidenced by such series of Convertible Debt Securities will not be subordinated in right of payment to the holders of applicable Senior Indebtedness to the extent of the money or government obligations so deposited.

GOVERNING LAW

     The Indentures and the Convertible Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York.

REGARDING THE TRUSTEES

     The Indenture contains certain limitations on the right of each Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize for its own account on certain property received in respect of any such claim as security or otherwise. Each Trustee will be permitted to engage in certain other transactions; however, if it acquires any conflicting interest and there is a default under the Convertible Debt Securities issued under the applicable Indenture, it must eliminate such conflict or resign.

BOOK-ENTRY SYSTEM

     The Convertible Debt Securities of a Series may be issued in the form of one or more global certificates representing the Convertible Debt Securities (the "Global Securities") that will be deposited with a depository (the "Depository") or with a nominee for the Depository identified in the applicable Prospectus supplement and will be registered in the name of the Depository or a nominee thereof. In such a case one or more Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding Convertible Debt Securities of the series to be represented by such Global Security or Securities. Unless and until it is exchanged in whole or in part for Convertible Debt Securities in definitive certificated form, a Global Security may be transferred, in whole but not in part, only to another nominee of the Depository for such series, or to a successor Depository for such series selected or approved by the Company, or to a nominee of such successor Depository.

     The specific depository arrangement with respect to any series of Convertible Debt Securities to be represented by a Global Security will be described in the applicable Prospectus Supplement. The Company expects that the following provisions will apply to depository arrangements.

     Upon the issuance of any Global Security, and the deposit of such Global Security with or on behalf of the Depository for such Global Security, the Depository will credit, on its book-entry registration and transfer system, the respective principal amounts of the Convertible Debt Securities represented by such Global Security to the accounts of institutions ("participants") that have accounts with the Depository or its nominee. The accounts to be credited will be designated by the underwriters or agents engaging in the distribution of such Convertible Debt Securities or by the Company, if such Convertible Debt Securities are offered and sold directly by the Company.

Ownership of
beneficial interests in a Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests by participants in such Global Security will be shown on, and the transfer of such beneficial interests will be effected only through, records maintained by the Depository for such Global Security or by its nominee. Ownership of beneficial interests in such Global Security by persons that hold through participants will be shown on, and the transfer of such beneficial interests within such participants will be effected only through, records maintained by such participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in certificated form. The foregoing limitations and such laws may impair the ability to own, pledge or transfer beneficial interests in such Global Securities.

     So long as the Depository for a Global Security, or its nominee, is the registered owner of such Global Security, such Depository or such nominee, as the case may be, will be considered the sole owner or holder of the Convertible Debt Securities represented by such Global Security for all purposes under the Indenture. Unless otherwise specified in the applicable Prospectus Supplement and except as specified below, owners of beneficial interests in such Global Security will not be entitled to have Convertible Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Convertible Debt Securities of such series in certificated form and will not be considered the holders thereof for any purposes under the Indenture. Accordingly, each person owning a beneficial interest in such Global Security must rely on the procedures of the Depository and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. The Company understands that, under existing industry practices, if the Company requests any action of holders or an owner of a beneficial interest in such Global Security desires to give any notice or take any action a holder is entitled to give or take under the Indenture, the Depository would authorize the participants to give such notice or take such action, and participants would authorize beneficial owners owning through such participants to give such notice or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     Unless otherwise specified in the applicable Prospectus Supplement, payments with respect to principal, premium, if any, and interest, if any, on Convertible Debt Securities represented by a Global Security registered in the name of a Depository or its nominee will be made to such Depository or its nominee, as the case may be, as the registered owner of such Global Security.

     The Company expects that the Depository for any Convertible Debt Securities represented by a Global Security, upon receipt of any payment of principal, premium or interest in respect of such Global Security, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of such Depository. The Company also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street names," and will be the responsibility of such participants. None of the Company, the Trustee or any agent of the Company or the Trustee shall have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a Global Security, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     If the Depository for any Convertible Debt Securities represented by a Global Security is at any time unwilling or unable to continue as Depository or ceases to be registered or in good standing under the Securities Exchange Act of 1934, as amended, and a successor Depository is not appointed by the Company within 90 days after the Company receives notice or becomes aware of such condition, the Company will issue such Convertible Debt Securities in definitive certificated form in exchange for such Global Security. In addition, the Company may at any time and in its sole discretion determine not to have any of the Convertible Debt Securities of a series represented by one or more Global Securities and, in such event, will issue Convertible Debt Securities of such series in definitive certificated form in exchange for all of the Global Security or Securities representing such Convertible Debt Securities.


                               PLAN OF DISTRIBUTION

     The Company may offer and sell the Securities to or through underwriters or dealers, and also may offer and sell Securities directly to other purchasers or through agents.

     Each Prospectus Supplement will set forth the terms of the offering of the particular series of Securities to which the Prospectus Supplement relates, including the name or names of any underwriters, dealers or agents, the purchase price or prices of the Securities, the proceeds to the Company from the sale of such series of Securities, the use of such proceeds, any initial public offering price or purchase price of such series of Securities, any underwriting discount or commission, any discounts, concessions or commissions allowed or reallowed or paid by any underwriters to other dealers, any commissions paid to any agents and the securities exchanges, if any, on which such Securities will be listed. Any initial public offering price or purchase price and any discounts, concessions or commissions allowed or reallowed or paid by any underwriter to other dealers may be changed from time to time.

     Sales of Common Shares or Preferred Shares offered pursuant to any Prospectus Supplement may be effected from time to time in one or more transactions on the American Stock Exchange or, in appropriate circumstances, The Toronto Stock Exchange, or in negotiated transactions or any combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at other negotiated prices.

     In connection with the sale of Securities, underwriters or agents may receive compensation from the Company or from purchasers of Securities for whom they may act as agents in the form of discounts, concessions or commissions, Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of Securities may be deemed to be underwriters, and any discounts or commissions received by them from the Company and any profit on the resale of Securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from the Company will be described, in the applicable Prospectus Supplement.

     Under agreements which may be entered into by the Company, underwriters and agents who participate in the distribution of Securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under Canadian and United States securities legislation.

     The Company may grant underwriters who participate in the distribution of Securities an option to purchase additional Securities to cover over-allotments, if any.

     The place and date of delivery for the Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement.

     Unless otherwise indicated in the applicable Prospectus Supplement, the Securities in respect of which this Prospectus is being delivered (other than Common Shares) will be a new issue of securities, will not have an established trading market when issued and will not be listed on any securities exchange. Any underwriters or agents to or through whom such Securities are sold by the Company for public offering and sale may make a market in such Securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any such Securities.

     Certain of the underwriters and their affiliates may from time to time perform various commercial banking and investment banking services for the Company, for which customary compensation is received.


                                      EXPERTS

     The consolidated financial statements of the Company, included in its Annual Report on Form 10-K for the year ended December 31, 1995, have been audited by Coopers & Lybrand, independent chartered accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein by reference in reliance upon the reports of Coopers & Lybrand pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given upon the authority of such firm as experts in accounting and auditing.

                                   LEGAL MATTERS

     Certain legal matters relating to the validity of the Securities will be passed upon for the Company by Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York, and by Koffman Birnie & Kalef, Vancouver, British Columbia. Certain legal matters will be passed upon for the underwriters, if any, by Davis, Graham & Stubbs LLP, Denver, Colorado, and by Stikeman, Elliott, Toronto, Ontario, or by the counsel named in the applicable Prospectus Supplement.

                                 GLOSSARY OF TERMS

GLOSSARY

   The definitions of proven and probable reserves (ore) set forth below are substantially the same as those used in Canada by certain provincial securities regulatory authorities and are set forth in National Policy No. 2-A (of Canada).

   These definitions are substantially the same as those applied in the United States by the Commission and those accepted by the United States Bureau of Mines and the United States Geological Survey.

PROVEN RESERVES       that material for which tonnage is computed from dimensions revealed in outcrops or trenches or underground workings or drill holes and for which the grade is computed from the results of adequate sampling, and for which the sites for inspection, sampling and measurement are so spaced and the geological character so well defined that the size, shape and mineral content are established and for which the computed tonnage and grade are judged to be accurate within limits which shall be stated and for which it shall be stated whether the tonnage and grade of proven ore or measured ore are "in situ" or extractable, with dilution factors shown, and reasons for the use of these dilution factors clearly explained
PROBABLE RESERVES     that material for which tonnage and grade are computed partly from specific measurements, samples or production data, and partly from projection for a reasonable distance on geological evidence, and for which the sites available for inspection, measurement and sampling are too widely or otherwise inappropriately spaced to outline the material completely or to establish its grade throughout.


   The following definitions of the stages of the exploration and development process are used by Golden Star. There can be no assurance that the terminology used by Golden Star is consistent with the terminology used by other companies in the mining industry or by industry analysts.

early stage           an early stage exploration project typically involves one or more targets within an area which have been determined to merit further follow-up work based on a combination of geological, geochemical and geophysical analysis.  The objective of an early stage project typically is to better define targets that have the potential to be advanced to the next stage of exploration and level of financial commitment.
INTERMEDIATE STAGE    an intermediate stage exploration project typically involves establishing near surface mineralization through such techniques as deep augering and trenching.  Depending on spacing, drilling (both reverse circulation ("RC") and core) may be an intermediate stage exploration tool.  The objective of the intermediate exploration stage is to advance a project by identifying a well defined zone of mineralization that suggests the potential of mineralization continuing to depth.
ADVANCED STAGE        an advanced exploration stage project typically involves testing targets at depth and generating the information necessary to develop a three dimensional geologic model of the mineralized zone, which may be used to demonstrate mineralized materials and/or reserves.  This typically is accomplished by both core and RC drilling, although reserves also can be established through trenching.
PREFEASIBILITY STAGE  a prefeasibility stage project typically involves a target for which sufficient geologic information exists about the mineralized zone to determine the reserves.
                      During the prefeasibility stage, drilling often is done to infill the information set on the mineralized zone in order to increase the certainty of calculated reserves.
                      Wider spaced step-out drilling also is conducted to extend upon known mineralized zones or to test for additional zones.  The objective of the prefeasibility stage is to prove sufficient reserves to allow for a rate of production over a sufficient period of time to justify the investment of capital to extract the reserves, based on various economic and financial assumptions.

                                       47

FEASIBILITY STAGE     during the feasibility stage, exploration continues in order to better define known reserves of a project while attempting to further expand them.  During this stage, management of the project often is transferred to the operating partner which develops the necessary engineering and costing for mining, processing, power and infrastructure, as well as the designs for the plant and equipment required to construct and operate a modern mining operation.
MINE                  mining is the process of transforming a valuable mineral reserve or deposit into benefits for its owners (debt, equity and employees), governments and communities.
                      Exploration continues during the mining process and, in many cases, reserves are expanded during the early years of mine operations as the exploration potential of the deposit is realized.

- -------------------------------------------------------------------------------------------------------------

ALLUVIUM, ALLUVIALS  a general
term for clay, silt, sand, gravel
or other material deposited by a
body of water usually during
recent geological time

ANOMALY  a deviation from
uniformity or regularity in
geophysical quantities

ASSAY  to analyze the proportions
of metals in an ore

BRECCIA  a coarse-grained rock
composed of large angular pieces
of broken rock

CARBONATE  a mineral compound
characterized by a fundamental
structure of carbon and oxygen

DEGRADATION  the wearing down or
away, and the general lowering or
reduction of the Earth's surface
by the natural processes of
weathering and erosion

DIAMOND DRILLING  a variety of
rotary drilling in which diamond
bits are used as the rock-cutting
tool to produce a recoverable
core of rock for observation and
assay

DIP  the angle that a structural
surface, a bedding or fault
plane, makes with the horizontal,
measured perpendicular to the
strike of the structure

ELUVIAL  an incoherent ore
deposit resulting from
decomposition or disintegration
of rock in place

FAULT  a surface or zone of rock
fracture along which there has
been displacement

FORMATION  the basic rock-
stratigraphic unit in the local
classification of rocks

GEOCHEMISTRY  the study of the
distribution and amounts of the
chemical elements in minerals,
ores, rocks, solids, water, and
the atmosphere

GEOPHYSICS  the study of the
Earth as a planet with three
areas of study: solid-earth,
atmosphere and hydrosphere, and
magnetosphere

GREENSTONE  ancient volcanic-
sedimentary rock assemblages

HORIZON  a plane of
stratification assumed to have
been once horizontal and
continuous

HYDROTHERMAL  the products of the
actions of heated water, such as
a mineral deposit precipitated
from a hot solution

INTRUSION the process of
replacement of magma (naturally
occurring mobile rock material
generated within the Earth) in
pre-existing rock

MAFIC  an igneous rock composed
mostly of one or more
ferromagnesian, dark-colored
minerals in its mode; also, said
of those minerals

MASSIVE said of a mineral
deposit, especially sulfides,
characterized by a great
concentration of ore in one
place, as opposed to a
disseminated or veinlike deposit

METALLURGY the science and art of
separating metals from their ores
by mechanical and chemical
processes

METAMORPHOSED  the mineralogical
and structural adjustment of
solid rocks to physical and
chemical conditions which have
been imposed at depth below the
surface zones of weathering and
cementation

METASEDIMENT  a sediment or
sedimentary rock which shows
evidence of having been subjected
to metamorphism

METAVOLCANIC  a volcanic rock
which shows evidence of having
been subjected to metamorphism

MINERAL  a naturally formed
chemical element of compound
having a definite chemical
composition and, usually, a
characteristic crystal form

MINERALIZATION  a natural
occurrence in rocks or soil of
one or more metalliferous
minerals

OUTCROP  that part of a geologic
formation or structure that
appears at the surface of the
earth; also, bedrock that is
covered only by surficial
deposits such as alluvium

OVERBURDEN  barren rock material
overlying a mineral deposit
PAN CONCENTRATE  a small
proportion, generally of heavy
minerals, typically of a
weathered rock or stream
sediment, obtained by manual use
of a "gold pan."

PLUNGE  the inclination of a fold
axis or other geological
structure, measured by its
departure from the horizontal

PRECAMBRIAN  all rocks formed
before Cambrian time, or more
than 600 million years ago

PROTEROZOIC  the more recent
division of the Precambrian

PYRITE  a common, pale-bronze or
brass-yellow, isometric iron
sulfide mineral

QUARTZ  crystalline silica;
silicon dioxide

RADIOMETRIC SURVEY  survey using
a radiation-measuring instrument,
usually to detect specific
elements in the ground

REVERSE CIRCULATION DRILLING  a
drilling method used in
geological appraisals whereby the
drilling fluid passes inside the
drill stem to a down-the-hole
precision bit and returns to the
surface outside the drill stem
carrying chips of rock

SAPROLITE  a soft, earthy, clay-
rich and thoroughly decomposed
rock formed in place by chemical
weathering of igneous,
sedimentary or metamorphic rocks
which retains the original structure of
the unweathered rock

SHEAR  a strain resulting from stresses
that cause or tend to cause contiguous
parts of a body of rock to slide
relatively to each other in a direction
parallel to their plane of contact

SHEAR ZONE  a tabular zone of rock that
has been crushed and brecciated by many
parallel fractures due to shear strain

SHIELD a large area of exposed basement rocks in a craton commonly with a very gently convex surface, surrounded by sediment-covered platforms

STOCK an igneous intrusion that is less than 100 square kilometers in surface exposure

STRIKE   the  direction  or trend that a
structural surface, e.g. a bedding or fault plane, takes as it intersects the horizontal

SURFICIAL   situated, formed or
occurring on the Earth's surface

ULTRAMAFIC  an igneous rock composed
chiefly of mafic minerals

VEIN  a thin, sheetlike igneous
intrusion into a crevice

WEATHERING  the destructive process
constituting that part of erosion
whereby earthy and rocky materials on
exposure to atmospheric agents at or
near the Earth's surface are changed in
character with little or no transport of the loosened or altered material

CONVERSION FACTORS AND ABBREVIATIONS

For ease of reference, the following conversion factors are provided:

1 acre              = 0.4047 hectare
1 foot              = 0.3048 meter
1 gram per tonne    = 0.0292 ounce per ton
1 ton (2000 pounds) = 0.9072 tonne
1 metric tonne      = 1,000 kg or 2,204.6 pounds
1 kilogram          = 2.2 pounds or 32.151 oz

1 mile              = 1.6093 kilometers
1 troy ounce        = 31.1035 grams
1 square mile       =  2.59 square kilometers
1 square kilometer  = 100 hectares
1 kilometer         = 0.6214 miles
1 meter             = 1.0936 yards or 3.2808 feet
1 hectare           = 2.4710 acres




     The following abbreviations of measurements are used herein:

Au             = gold                      m(2)    = square meter
ct             = carats                    m(3)    = cubic meter
ct/m(2)        = carats per square meter   mg      = milligrams
gm             = grams]                    mg/m(3) = milligrams per cubic meter
g/t            = grams per tonne           mt      = metric tonne
ha             = hectares                  oz      = troy ounces
km             = kilometers                oz/t    = troy ounces per ton
km(2)          = square kilometers         t       = ton (2,000 pounds)
kg             = kilogram                  ppb     = parts per billion
m              = meter

                              PART II

              INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14 - OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following sets forth expenses, other than underwriting fees and commissions, expected to be borne by the Registrant in connection with the distribution of the securities being registered:

Securities and Exchange Commission registration fee     U.S. $25,862
Blue Sky fees and expenses                                    *
Stock exchange listing fees                                   *
NASD filing fee                                               *
Rating Agency fees                                            *
Transfer Agent fees                                           *
Legal                                                         *
Printing                                                      *
Accounting                                                    *
Miscellaneous                                                 *
                                                              =====
    TOTAL                                               U.S. $*
______________
*  To be completed by amendment.

   All amounts listed above, except for the registration fee and stock exchange listing fees, are estimates.

ITEM 15 - INDEMNIFICATION OF DIRECTORS AND OFFICERS

   Section 124 of the Canada Business Corporations Act ("CBCA") provides for the indemnification of directors and officers of the Company. Under these provisions, the Company may indemnify a director or officer, or former director or officer or a person who acts or acted at the Company's request as a director or officer of a body corporate of which the Company is or was a shareholder or creditor and the heirs and legal representatives of such a person against all costs, charges and expenses, including amounts paid to settle an action or satisfy a judgment, reasonably incurred by such director or officer in respect to any civil, criminal or administrative action or proceeding (other than in respect of an action by or on behalf of the Company to procure a judgment in its favor) to which such director or officer, former director or officer or person who acts or acted at the Company's request as a director or officer is made a party by reason of his position with the Company, if he fulfills the following two conditions: (a) he acted honestly and in good faith with a view to the best interests of the Company and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful. In respect of an action by or on behalf of the Company to procure a judgment in its favor, the Company, with the approval of a court, may indemnify a director or officer, as a director or officer, former director or officer or person who acts or acted at the Company's request as a director or officer against all costs, charges and expenses reasonably incurred by him in connection with such action if he fulfills the conditions set out in clauses (a) and (b) of the previous sentence. Notwithstanding the foregoing, a director or officer, former director or officer or person who acts or acted at the Company's request as a director or officer is entitled to indemnification from the Company in respect of all costs, charges and expenses reasonably incurred by him in connection with the defense of any civil, criminal or administrative action or proceeding to which he is made a party by reason of his position with the Company if he was substantially successful on the merits in his defense of the action or proceeding and he fulfills the conditions in clause (a) and (b) of the second sentence of this paragraph.

   Subject to the provisions of the CBCA, the By-laws of the Company provide that the Company shall indemnify a director or officer, a former director or officer, or a person who acts or acted at the Company's request as a director or officer of a corporation in which the Company is or was a shareholder or creditor against all losses and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative proceeding to which he was made a party by reason of being or having been a director or officer of the Company or other corporation if he acted honestly and in good faith with a view to the best interests of the Company or, in the case of a criminal or administrative action or proceeding that is enforced by monetary penalty, he had reasonable grounds in believing that his conduct was lawful. In addition, the By-laws provide that the Company also shall indemnify any such person in such other circumstance as the CBCA or law permits or requires. The Company has entered into agreements with its directors and officers indemnifying such directors and officers to the extent permitted by the CBCA and the Company's By-laws.

   Reference is made to the form of Underwriting Agreement filed as an exhibit to this Registration Statement pursuant to which the underwriters will agree to indemnify the Company and its directors and officers against certain liabilities, including liabilities under the Securities Act.

   A directors' and officers' liability insurance policy is maintained by the Company which insures directors and officers for losses as a result of claims based upon the acts or omissions as directors and officers of the Company, including liabilities arising under the Securities Act of 1933, and also reimburses the Company for payments made pursuant to the indemnity provisions under the CBCA.

ITEM 16 - EXHIBITS

        Exhibit
        NUMBER                                DESCRIPTION

          1.1*     Form of Underwriting Agreement

          3.1 Articles of the Company (incorporated by reference to Exhibit 1.1 to the Company's Registration Statement on
                   Form 20-F, filed on May 10, 1993), Articles of the Company (incorporated by reference to Exhibit 2.1 to the Company's Annual Report on Form 10-K for the year ended December 31,
                   1994) and Certificate of Amendment to the Articles of the Company, dated July 29, 1996 (incorporated by reference to Exhibit (a)(3)(i) to the Company's Quarterly Report on Form 10-Q, filed on August 14, 1996)

         3.2** Amendment to the Articles of the Company with respect to the Preferred Shares.

          3.3 By-laws of the Company (incorporated by reference to Exhibit 1.2 to the Company's Registration Statement on Form 20-F, filed on May 10, 1993 and to Exhibit 3 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995)

         4.1**     Form of Indenture for the Convertible Debt Securities

         4.2**     Form of Convertible Debt Security (included in Exhibit 4.1)

         4.3**     Form of Common Shares Warrant Agreement

         4.4**     Form of Common Shares Warrant Certificate (included in
                   Exhibit 4.3)

         4.5**     Form of Preferred Shares Warrant Agreement

         4.6**     Form of Preferred Shares Warrant Certificate (included in
                   Exhibit 4.5)

         4.7**     Form of Convertible Debt Securities Warrant Agreement

         4.8** Form of Convertible Debt Securities Warrant Certificate (included in Exhibit 4.7)

         4.9*      Form of Common Share Certificate

        4.10**     Description of Preferred Shares (included in Exhibit 3.2)

        4.11**     Form of Preferred Share Certificate

         5.1*      Opinion of Paul, Weiss, Rifkind, Wharton & Garrison

         5.2*      Opinion of Koffman Birnie & Kalef

         12.1*     Statement re Computation of Ratios

         23.1      Consent of Coopers & Lybrand

         23.2* Consent of Paul, Weiss, Rifkind, Wharton & Garrison (included in Exhibit 5.1)

         23.3*     Consent of Koffman Birnie & Kalef (included in Exhibit 5.2)

         24.1      Powers of Attorney (included on signature pages)

         25.1**     Statement of Eligibility of Trustee on Form T-1
   ______________
        *To be filed by amendment.
       **Subsequent to the effective date of this Registration Statement, to be filed by amendment or incorporated herein by reference.


ITEM 17 - UNDERTAKINGS

   The Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   The undersigned Registrant hereby undertakes:

       (a)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of the prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          PROVIDED, HOWEVER, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934, that are incorporated by reference in the Registration Statement.

       (b)That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

       (c)That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (d)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses is incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the Trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

                                    SIGNATURES

                 Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Denver, Colorado on September 25, 1996.


                                        GOLDEN STAR RESOURCES LTD.

                                      By:    /S/ DAVID A. FENNELL
                                                  David A. Fennell
                                          President and Chief Executive Officer


                 KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints David K. Fagin, David
A. Fennell and Gordon J. Bell, and each of them, his or her true and lawful agent, proxy and attorney-in-fact, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact, any of them or any of his or her or their substitutes may lawfully do or cause to be done by virtue thereof.

              Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

     NAME                         TITLE                         Date

/s/ DAVID K. FAGIN         Chairman of the Board             September 25, 1996
 David K. Fagin

/s/ DAVID A. FENNELL       President, Chief Executive        September 25, 1996
 David A. Fennell          Officer and Director
                           (Principal Executive
                           Officer)

/s/ PIERRE GOUSSELAND      Director                          September 25, 1996
 Pierre Gousseland

/s/ JEAN-PIERRE LEFEBVRE   Director                          September 25, 1996
 Jean-Pierre Lefebvre

/s/ DONALD F. MAZANKOWSKI  Director                          September 25, 1996
 Donald F. Mazankowski

/s/ ERNEST C. MERCIER      Director                          September 25, 1996
 Ernest C. Mercier

/s/ ROGER D. MORTON        Director                          September 25, 1996
 Roger D. Morton

/s/ ROBERT MINTO           Director                          September 25, 1996
 Robert Minto

/s/ RICHARD A. STARK       Director                          September 25, 1996
 Richard A. Stark

/s/ GORDON J. BELL         Vice President and Chief          September 25, 1996
 Gordon J. Bell            Financial Officer (Principal
                           Financial and
                           Accounting Officer)

                                 INDEX TO EXHIBITS


     Exhibit
     NUMBER                                DESCRIPTION

      1.1*      Form of Underwriting Agreement

       3.1 Articles of the Company (incorporated by reference to Exhibit 1.1 to the Company's Registration Statement on
                Form 20-F, filed on May 10, 1993), Articles of the Company (incorporated by reference to Exhibit 2.1 to the Company's Annual Report on Form 10-K for the year ended December 31,
                1994) and Certificate of Amendment to the Articles of the Company, dated July 29, 1996 (incorporated by reference to Exhibit (a)(3)(i) to the Company's Quarterly Report on Form 10-Q, filed on August 14, 1996)

      3.2** Amendment to the Articles of the Company with respect to the Preferred Shares

       3.3 By-laws of the Company (incorporated by reference to Exhibit 1.2 to the Company's Registration Statement on Form 20-F, filed on May 10, 1993 and to Exhibit 3 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995)

      4.1**     Form of Indenture for the Convertible Debt Securities

      4.2**     Form of Convertible Debt Security (included in Exhibit 4.1)

      4.3**     Form of Common Shares Warrant Agreement

      4.4**     Form of Common Shares Warrant Certificate (included in
                Exhibit 4.3)

      4.5**     Form of Preferred Shares Warrant Agreement

      4.6**     Form of Preferred Shares Warrant Certificate (included in
                Exhibit 4.5)

      4.7**     Form of Convertible Debt Securities Warrant Agreement

      4.8** Form of Convertible Debt Securities Warrant Certificate (included in Exhibit 4.7)

      4.9*      Form of Common Share Certificate

     4.10**     Description of Preferred Shares (included in Exhibit 3.2)

     4.11**     Form of Preferred Share Certificate

      5.1*      Opinion of Paul, Weiss, Rifkind, Wharton & Garrison

      5.2*      Opinion of Koffman Birnie & Kalef

     Exhibit
     NUMBER

      12.1*     Statement re Computation of Ratios.

      23.1      Consent of Coopers & Lybrand

      23.2* Consent of Paul, Weiss, Rifkind, Wharton & Garrison (included in Exhibit 5.1)

      23.3*     Consent of Koffman Birnie & Kalef (included in Exhibit 5.2)

      24.1      Powers of Attorney (included on signature pages)

     25.1**     Statement of Eligibility of Trustee on Form T-1


         ______________
      *To be filed by amendment.
     **Subsequent to the effective date of this Registration Statement, to be filed by amendment or incorporated herein by reference.